File No. 333-61913



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                           HIGHWOODS PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

Maryland                                                  56-1871668
(State of incorporation)                               (I.R.S. Employer
                                                      Identification  No.)

                         3100 Smoketree Court, Suite 600
                          Raleigh, North Carolina 27604
                                 (919) 872-4924
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                With Copies to:
      Ronald P. Gibson, President               Brad S. Markoff, Esq.
      Highwoods Properties, Inc.                Alston & Bird LLP
      3100 Smoketree Court, Suite 600           3605 Glenwood Avenue, Suite 310
      Raleigh, North Carolina 27604             Raleigh, North Carolina 27612
      (919) 872-4924                            (919) 420-2210

               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

                                                      Proposed                Proposed
Title of each class of            Amount              maximum offering        maximum aggregate     Amount of
securities to be registered       to be registered    price per unit          offering price        registration fee
---------------------------       ----------------    ----------------        -----------------     ----------------
Common Stock                         56,330 (1)         $26.75 (2)            $1,506,828                $419 (1)


(1) Prior filings of this Registration Statement (file no. 333-61913) registered a total of 2,489,678 shares for a total fee of $20,596. In accordance with Rule 429 under the Securities Act of 1933, the Prospectus contained in this Registration Statement also relates to a total of 9,223,915 shares and 1,479,290 warrants carried forward from earlier registration statements as follows:


      Registration Statement    No. and Type of              Filing Fee Associated with
      File No.                  Security Registered          Securities Carried Forward
      ----------------------    -------------------          --------------------------
      33-93572                   3,078,852 shares                     $26,012
      333-08985                  81,976 shares                        $771
      333-13519                  89,609 shares                        $914
      333-24165                  3,937,879 shares                     $38,767
      333-43745                  2,035,599 shares                     $21,860
                                 1,479,290 warrants                   $15,886
                                 ------------------                  --------
                                 10,703,205 shares and warrants      $104,210
                                 ==============================      ========

      Registration Statement (file no. 333-43745) also covered the resale of 1,444,290 shares of common stock issuable upon exercise of warrants.

(2) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices reported on the New York Stock Exchange on October 28, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained in this registration statement also relates to the following earlier registration statements: 33-93572, 333-08985, 333-13519, 333-24165 and
333-43745.

                           HIGHWOODS PROPERTIES, INC.
PROSPECTUS
                        11,769,923 SHARES OF COMMON STOCK
              WARRANTS TO PURCHASE 1,479,290 SHARES OF COMMON STOCK

      We are offering 4,611,351 shares of common stock. Of these shares, we are offering 150,000 for $4.2 million ($28 per share) upon the exercise of outstanding warrants. We are offering the remaining 4,461,351 shares in exchange for the same number of units in Highwoods Realty Limited Partnership, which is the operating partnership through which we conduct substantially all of our business.

      In addition, the selling securityholders named in this Prospectus may offer up to 10,506,077 shares of common stock and warrants to purchase 1,479,290 shares of common stock. (The shares being offered by the selling securityholders include 2,391,400 shares that we are also registering the issuance of with this Prospectus and 956,125 shares issuable upon exercise of the warrants.) The warrants are exercisable for shares of common stock for $32.50 per share and may not be exercised until October 1, 2002. See "Description of Resale Warrants" on page 22.

      The purchase price of any shares offered by the selling securityholders will be the market price of a share of common stock at that time unless otherwise indicated in an accompanying prospectus supplement. A prospectus supplement will also set forth the purchase price of any warrants offered by the selling securityholders. We will not receive any proceeds from the sale of any of the securities offered by the selling securityholders. See "Selling Securityholders" at page 49.

      SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.

      Our common stock is listed on the New York Stock Exchange under the symbol "HIW." On October 28, 1998, the last reported sale price of our common stock was $26 15/16 per share. The warrants are not listed on any national securities exchange or the Nasdaq Stock Market.

      The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the distribution of common stock or warrants may be deemed to be "underwriters" under the Securities Act of 1933. See "Plan of Distribution" beginning on page 58.

      THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAS ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.


                       Prospectus dated October 30, 1998.

      NEITHER WE NOR THE SELLING SECURITYHOLDERS HAVE AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                              AVAILABLE INFORMATION

      Highwoods Properties, Inc. (the "Company") is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and information may be inspected and copied, at prescribed rates, at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049. Information may be obtained on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Such reports, proxy statements and other information, when available, also may be accessed through the Internet site maintained by the Commission (http://www.sec.gov). In addition, the Company's common stock, $.01 par value per share ("Common Stock"), is listed on the New York Stock Exchange ("NYSE"), and such material can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities registered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. The Registration Statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the Commission. Any statements contained herein concerning a provision of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

a. The Company's annual report on Form 10-K for the year ended December 31, 1997 (as amended on April 29, 1998 and May 19, 1998);

b. The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

c. The description of the Common Stock of the Company included in the Company's registration statement on Form 8-A, dated May 16, 1994; and

d. The Company's current reports on Form 8-K, dated January 9, 1997 (as amended on February 7, 1997, March 10, 1997 and April 28, 1998), August 27, 1997 (as amended on September 23, 1997), October 1, 1997, November 17, 1997, January 22, 1998, February 2, 1998, February 4, 1998, April 20, 1998, April 29, 1998, June 10, 1998, June 17, 1998,
            July 1, 1998 and July 3, 1998 (as amended on September 28, 1998 and September 30, 1998).

      All documents filed by the Company with the Commission pursuant to Sections 13(a) and 13(c) of the Exchange Act and any definitive proxy statements so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will furnish without charge upon written or oral request to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, a copy of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be made to: Highwoods Properties, Inc., Investor Relations, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The Company's telephone number is (919) 872-4924.

                                   THE COMPANY

      Unless the context otherwise requires, the term "Company" shall mean Highwoods Properties, Inc., predecessors of Highwoods Properties, Inc. and those entities owned or controlled by Highwoods Properties, Inc., including Highwoods Realty Limited Partnership.

      The Company is a self-administered and self-managed real estate investment trust ("REIT") that began operations through a predecessor in 1978. At July 31, 1998, the Company owned or had an ownership interest in 679 in-service office, industrial, retail and service center properties encompassing approximately 46.8 million rentable square feet and 18 multifamily communities with 2,324 apartment units (collectively, the "Properties"). The Properties are located in 22 markets in North Carolina, Florida, Tennessee, Virginia, Georgia, Maryland, Missouri, Kansas, Iowa, South Carolina and Alabama.

      In addition, as of July 31, 1998, the Company had 43 properties (the "Development Projects") under development in its existing markets which will encompass approximately 4.3 million rentable square feet. At July 31, 1998, the Company also owned approximately 1,800 acres (and had agreed to purchase an additional 500 acres) of land for future development (the "Development Land").

      The Company conducts substantially all of its activities through, and substantially all of its interests in the Properties are held directly or indirectly by, Highwoods Realty Limited Partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and as of July 31, 1998, owned 84% of the common partnership interests (the "Common Units") in the Operating Partnership. The remaining Common Units are owned by limited partners (including certain officers and directors of the Company). Each Common Unit may be redeemed by the holder thereof for the cash value of one share of Common Stock or, at the Company's option, one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Common Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

      In addition to owning the Properties, the Development Projects and the Development Land, the Company provides leasing, property management, real estate development, construction and miscellaneous tenant services for the Properties as well as for third parties. The Company conducts its third-party fee-based services through Highwoods Services, Inc., a subsidiary of the Operating Partnership ("Highwoods Services"), and through Highwoods/Tennessee Properties, Inc., a wholly owned subsidiary of the Company.

      The Company was formed in Maryland in 1994. The Company's executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and its telephone number is (919) 872-4924. The Company maintains offices in each of its primary markets.

                                  RISK FACTORS

      BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND ANY ATTACHED PROSPECTUS SUPPLEMENT, BEFORE YOU DECIDE TO PURCHASE OUR SECURITIES.

      SOME OF THE INFORMATION IN THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR OF FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS. THE RISK FACTORS NOTED IN THIS SECTION AND OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENT.

Tax Consequences of Redemption of Common Units

      The exercise by a Common Unit holder of the right to require redemption of his or her Common Units will be treated for tax purposes as a taxable sale or exchange of the Common Units by the holder. The holder will be treated as realizing proceeds in an amount equal to the sum of the cash (or the value of the Common Stock) received upon redemption, plus the amount of the reduction in any Operating Partnership liabilities allocable to the holder. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash or the value of Common Stock that the holder received upon redemption. See "Federal Income Tax Considerations - Tax Consequences of Redemption" beginning on page 46. In addition, the Common Unit holder may not be able to raise sufficient cash through the sale of the Common Stock he or she received to pay tax liabilities associated with the redemption of the Common Units because, as a result of stock price fluctuations, the price the holder receives for the Common Stock may not equal the value of his or her Common Units at the time of redemption.

Potential Change in Investment Upon Redemption of Common Units

      If a Common Unit holder exercises the right to require redemption of his or her Common Units, the holder may receive, at the Company's option, cash or Common Stock in exchange for the Common Units. If the holder receives cash, he or she will no longer have any interest in the Company and will not benefit from any subsequent increases in the Common Stock price and will not receive any subsequent distributions from the Company (unless the holder owns or acquires additional Common Stock or Common Units). If the holder receives Common Stock, he or she will become a stockholder in the Company, rather than a limited partner in the Operating Partnership. See "Redemption of Common Units Comparison of Common Units and Shares of Common Stock" beginning on page 24.

Operating Performance is Dependent on Southeastern Markets

      Local economic and real estate conditions may affect our revenues and the value of our properties. Business layoffs or downsizing, industry slowdowns, changing demographics, and other similar factors may adversely affect the local economic climate. The oversupply of or reduced demand for office, industrial, and other competing commercial properties may adversely affect the real estate market in particular geographic areas. On July 31, 1998, we owned properties in 21 markets in Alabama, Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia. Our performance and ability to make distributions to stockholders is dependent on the economic and real estate conditions in the Southeast and in Florida and North Carolina in particular. We can provide no assurances that the economies in our southeastern markets will continue to grow.

Conflicts of Interest Could Result in Decisions Not in Your Best Interest

      Potential Tax Consequences upon Sale or Refinancing of Properties. Holders of Common Units may suffer adverse tax consequences upon certain of our properties' sales or refinancings. Therefore, holders of Common Units, including certain of our officers and directors, may have different objectives regarding the appropriate pricing and timing of a property's sale or refinancing. Although the Company, as the sole general partner of the Operating Partnership, has the exclusive authority to sell or refinance an individual property, officers and directors who hold Common Units may influence the Company not to sell or refinance certain properties even if such sale or refinancing might be financially advantageous to stockholders.

      Potential Inability to Eliminate Conflicts of Interests. We have adopted certain policies to eliminate conflicts of interest. These policies include a bylaw provision requiring all transactions in which executive officers or directors have a conflicting interest to be approved by a majority of the Company's independent directors or by a majority of the shares of capital stock that disinterested stockholders hold. We can provide no assurance that our policies will be successful in eliminating the influence of such conflicts. If our policies are not successful, we may make decisions that fail to reflect the interests of all stockholders.

Limited Ability of Stockholders to Effect a Change in Control

      Limitation on Ownership of the Company's Capital Stock. The Company's Articles of Incorporation prohibit any person from owning more than 9.8% of the Company's outstanding capital stock. This restriction may delay, defer, or prohibit a third party from acquiring control of the Company without consent of the board of directors, even if a change in control would be in your (the stockholders') best interest.

      Required Consent of the Operating Partnership for Significant Corporate Action. The Company may not engage in certain change of control transactions without the approval of the holders of a majority of the Operating Partnership's outstanding Common Units. If the Company ever owns less than a majority of the outstanding Common Units, this voting requirement might limit the possibility of a change in control of the Company, even if a change in control would be in your best interest. On July 31, 1998, the Company owned approximately 84% of the Common Units.

      Difficulty in Removing Current Directors. The Company's board of directors has three classes of directors. Generally, shareholders elect each Director class for a three-year term. The staggered directors' terms may affect the stockholders' ability to change control of the Company even if such a change in control would be in your best interest.

      Anti-Takeover Protections of Operating Partnership Agreement. The Operating Partnership Agreement contains certain provisions that may require a potential acquiror to maintain the Operating Partnership structure and maintain the limited partners' right to continue to hold Common Units with future redemption rights. These provisions might limit the possibility of a change in control of the Company, even if such change in control would be in your best interest.

      Dilutive Effect of Shareholders' Rights Plan. On October 4, 1997, the Company's board of directors adopted a Shareholders' Rights Plan and declared a distribution of one preferred share purchase right for each outstanding share of Common Stock. The rights were issued on October 16, 1997 to each stockholder of record on such date. The rights have certain anti-takeover effects. The rights would cause substantial dilution to a person or group that attempts to acquire the Company on terms of which the Company's board of directors does not approve. The rights should not interfere with any merger or other business combination the board of directors approves since the Company may redeem the rights for $.01 per right, prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.

Adverse Impact on Distributions of Failure to Qualify as a REIT

      We believe that we operate in a manner that enables the Company to remain qualified as a REIT for Federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT. We, however, have received an opinion from the law firm of Alston & Bird LLP that we met the requirements for qualification as a REIT for the taxable years ended December 31, 1994 through 1997, and that we are in a position to continue such qualification for the taxable year that will end December 31, 1998, if we satisfy certain requirements throughout the year and for the year as whole. See "Federal Income Tax Considerations - Taxation of the Company as a REIT," beginning on page 31.

      You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are based solely on factual representations of ours and are conditioned on, and our continued qualification as a REIT will depend on, our meeting various requirements. Such requirements are discussed in more detail under the heading "Federal Income Tax Considerations - Requirements for Qualification" beginning on page 33.

      If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to Federal income tax at regular corporate rates. We also could be subject to the Federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. See "Federal Income Tax Considerations - Failure to Qualify," beginning on 38.

Factors that Could Cause Poor Operating Performance of the Properties

      Reliance on Performance of Properties. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If our properties do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions, and other capital expenditures, our ability to make distributions to stockholders may be adversely affected.

      Several factors may adversely affect our revenues and the value of our properties. These include, among others:

      o  the national economy;

      o  local economies;

      o  local real estate conditions;

      o  prospective tenants' perceptions of each property's attractiveness;

      o our ability to provide adequate management, maintenance, and insurance; and

      o  increased operating costs (including real estate taxes and utilities).

      Such factors as applicable laws, including tax laws, interest rate levels, and the availability of financing also affect real estate values and properties' income. In addition, safety perceptions, the convenience and attractiveness of our multifamily properties, the quality of local schools, and the availability of alternatives, such as single family homes, may affect our multifamily properties' performance.

      Potential Adverse Effect of Competition on Operating Performance. Numerous properties compete with our properties in attracting tenants to lease space. Some of these competing properties are newer or better located than some of our properties. Significant office or industrial property development in a particular area could have a material effect on our ability to lease space in our properties and on the rents we charge.

      Bankruptcy or Weak Financial Condition of Tenants. At any time, one of our tenants may seek the protection of the bankruptcy laws. This could result in the rejection and termination of that tenant's lease and thereby reduce our cash flows. Although we have not experienced material losses from tenant bankruptcies, we cannot assure you that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business, which may weaken its financial condition and result in its failure to make timely rental payments. If a bankrupt tenant does not affirm its lease, or if a tenant's financial condition weakens, our income and stockholder distributions may be adversely affected.

      Uncertainty in Renewal of Leases and Reletting of Space. When our tenants decide not to renew their leases, we may not be able to relet the space. Even if the tenants do renew or we can relet the space to other tenants, the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. If we were unable to relet or renew promptly the leases for all, or a substantial portion, of this space, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then our cash flow and ability to make expected distributions to you may be adversely affected.

      Illiquidity of Real Estate. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, Federal tax laws limit our ability to sell properties we hold for less than four years. This limitation may affect our ability to sell properties at a time that would otherwise be in your best interests. It may also affect our ability to sell properties without adversely affecting our financial performance.

      Potential Adverse Effect on Results of Operations Due to Changes in Laws. Because increases in income, service, or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect our cash flow and our ability to make distributions to you. Our properties are also subject to various Federal, state, and local regulatory laws, such as the Americans with Disabilities Act and state and local fire and safety requirements. If we fail to comply with these requirements, governmental agencies could impose fines, or private litigants could be awarded damages. We believe our Properties comply in all material respects with such regulatory requirements. However, if these requirements change or if authorities impose new requirements, we may incur significant unanticipated expenditures that could adversely affect our cash flow and expected distributions.

Potential Problems in Development, Construction and Acquisition Activities

      We intend to continue developing and constructing office and industrial properties, including developing the Development Land and completing the Development Projects. Our development and construction activities, including activities relating to the Development Land and the Development Projects, may be subject to certain risks, including the following:

      o  abandoning development opportunities;

      o a property's construction costs exceeding original estimates, possibly making the property uneconomical;

      o occupancy rates and rents at a newly completed property may be insufficient to make the property profitable;

      o financing may not be available on favorable terms to develop a property; and

      o construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs.

      In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Our development activities may also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. These risks may adversely affect our results of operations and ability to make distributions to you.

      We also intend to continue to acquire office and industrial properties. Such acquisitions entail risks that investments will fail to perform in accordance with our expectations, which could adversely affect our operations and stockholder distributions. Estimates of the costs to bring an acquired property up to market standards may prove inaccurate. Furthermore, we are likely to be involved in negotiations (at various stages) to acquire one or more properties or portfolios. However, we cannot assure you that we will consummate any of the proposed acquisitions.

      Instead of purchasing properties directly, we may invest as a partner or a co-venturer. Under certain circumstances, this type of investment may involve risks not otherwise present, including the possibility that a partner or co-venturer might become bankrupt or that a partner or co-venturer might have business interests or goals inconsistent with ours. Also, such a partner or co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our qualification as a REIT. We may also risk an impasse on decisions because neither the partner nor the co-venturer would have full control over the partnership or joint venture. We will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit us to achieve our objectives.

Potential Problems Associated with New Markets

      We have generally limited our development, acquisition, management, and leasing business to suburban office and industrial properties in southeastern markets. However, we have recently moved into certain midwestern markets and have acquired several retail properties and multifamily communities in those markets. We may continue to expand our business to new geographic areas and property types. We believe that much of our past success has been a result of our local expertise in the Southeast and our experience in the ownership, management, and development of suburban office and industrial properties. We may not initially possess the same level of familiarity with new geographic areas and property types to develop, acquire, manage, or lease newly acquired properties as profitably as we do for our existing properties. We cannot guarantee that we will succeed in integrating acquired properties into our existing property portfolio. Failure to successfully integrate acquired properties could adversely affect our operational results.

      Some of the risks related to entry into new markets include, among others:

      o  lack of market knowledge and understanding of local economies;

      o inability to obtain land for development or identify acquisition opportunities; and

      o  unfamiliarity with local governmental and permitting procedures.

Potential Adverse Effect of Incurrence of Debt

      Potential Inflexibility of Debt Financing. Our business is subject to risks normally associated with debt financing. Cash flow could be insufficient to pay distributions at expected levels and meet required payments of principal and interest. We may not be able to refinance existing indebtedness (which in virtually all cases requires substantial principal payments at maturity). Even if we can, the terms of such refinancing might not be as favorable as the terms of existing indebtedness. We may attempt to raise proceeds from capital transactions, such as new equity capital, to refinance, extend, or pay principal payments due at maturity. If we cannot successfully complete capital transactions, our cash flow may be insufficient in all years to repay all maturing debt. Additionally, prevailing interest rates or other factors at the time of refinancing (such as the possible reluctance of lenders to make commercial real estate loans) may result in higher interest rates. This would increase our interest expense, which would adversely affect cash flow and our ability to service debt and make distributions to you.

      Adverse Effect of Potential Increase in Market Interest Rates. We have incurred and expect in the future to incur variable-rate indebtedness in connection with acquiring and developing properties. Also, additional indebtedness that we may incur under our existing revolving credit facility will bear interest at variable rates. We may purchase interest rate protection arrangements relating to variable-rate debt. But if we do not, increases in interest rates would increase our interest costs, which would adversely affect our results of operations.

Possible Environmental Liabilities

      Under various laws, ordinances, and regulations, such as the Comprehensive Environmental Response Compensation and Liability Act, and common law, an owner or operator of real estate is liable for the costs to remove or remediate certain hazardous or toxic chemicals or substances on or in the property. Owners or operators are also liable for certain other costs, including governmental fines and injuries to persons and property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic chemicals or substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal, treatment, or transportation of hazardous or toxic chemicals or substances may also be liable for the same types of costs at a disposal, treatment, or storage facility, whether or not that person owns or operates that facility. Certain environmental laws also impose liability for releasing asbestos-containing materials. Third parties may seek recovery from owners or operators of real property for personal injuries associated with asbestos-containing materials. A number of our Properties contain asbestos-containing materials or material that we presume to be asbestos-containing materials. In connection with owning and operating our properties, we may be liable for such costs. In addition, it is not unusual for property owners to encounter on-site contamination caused by off-site sources. The presence of hazardous or toxic chemicals or substances at a site close to a property could require the property owner to participate in remediation activities or could adversely affect the value of the property. Contamination from adjacent properties has migrated onto at least three of our properties; however, based on current information, we do not believe that any significant remedial action is necessary at these affected sites.

      As of the date of this Prospectus, we have obtained Phase I environmental assessments on 99% of our Properties. These assessments have not revealed, nor are we aware of, any environmental liability that we believe would materially adversely affect our financial position, operations or liquidity taken as a whole. This projection, however, could be incorrect depending on certain factors. For example, our assessments may not reveal all environmental liabilities or may underestimate the scope and severity of environmental conditions observed. If so, we may not be aware of material environmental liabilities, or material environmental liabilities may have arisen after the assessments were performed. In addition, we base our assumptions regarding environmental conditions, including groundwater flow and the existence and source of contamination, on readily available sampling data. We cannot guarantee that such data is reliable in all cases. Moreover, we cannot assure you (i) that future laws, ordinances, or regulations will not impose a material environmental liability or (ii) that tenants, the condition of land or operations in the vicinity of our Properties, or unrelated third parties will not affect the current environmental condition of our Properties.

      Some tenants use or generate hazardous substances in the ordinary course of their respective businesses. In their leases, we require these tenants to comply with all applicable laws and to be responsible to us for any damages resulting from their use of the property. We are not aware of any material environmental problems resulting from tenants' use or generation of hazardous or toxic chemicals or substances. We cannot assure you, however, that all tenants will comply with the terms of their leases or remain solvent. If tenants do not comply or do not remain solvent, we may at some point be responsible for contamination caused by such tenants.

Potential Dilution of Capital Stock or Decrease of Liquidity in Connection with Settlement of Forward Contract

      The Company has entered into a Purchase Agreement with UBS AG, London Branch ("UB-LB") involving the sale of 1.8 million shares of Common Stock and a related Forward Contract providing for certain purchase price adjustments. The Forward Contract generally provides that if the Market Price (as defined below) of a share of Common Stock on the maturity date is less than a certain amount, which we refer to as the "Forward Price," we must pay UB-LB the difference times
1.8 million. (Similarly, if the Market Price of a share of Common Stock is above the Forward Price, UB-LB must pay us the difference in shares of Common Stock.) If we choose not to or cannot settle in freely tradable shares of Common Stock, we must repurchase the 1.8 million shares at the Forward Price in cash. The Forward Price is approximately $32.16 and will be adjusted by LIBOR plus 75 basis points, minus any dividends received on the shares. (As of August 28, 1998, the Forward Price had increased by $.04 since August 28, 1997.)

      In addition, the Forward Contract provides for quarterly payments of collateral equal to 1.8 million times 110% of the amount by which the market price of a share of Common Stock is below the Forward Price. The collateral may be in the form of cash or freely tradeable shares of Common Stock. As a result of the difference between the closing price of a share of Common Stock on August 28, 1998 and the Forward Price, we gave UB-LB cash collateral of $12.8 million on September 12, 1998. UB-LB will return the cash with interest for freely tradeable shares of Common Stock of equal value.

      The maturity date of the Forward Contract is February 28, 1999; however, if the closing price of the Common Stock falls below $19.28, UB-LB has the right to force a complete settlement under the Forward Contract. UBS also has the right to force a complete settlement under the Forward Contract if, among other things, we (i) are in default with respect to certain financial covenants under the Forward Contract, (ii) are in default under our $600 million credit facility with a syndicate of lenders or any other unsecured lending agreement, (iii) fail to post sufficient cash collateral, or (iv) fail to deliver to UBS, on or before November 2, 1998, an effective registration statement covering the issuance through UB-LB of the shares of Common Stock delivered to UB-LB.

      In order to have the option of settling the Forward Contract or paying collateral in shares of Common Stock, the shares must be freely tradeable by UB-LB pursuant to an effective registration statement. We can provide no assurance that a registration statement will be effective at the time of any settlement or collateral payment.

      Quarterly payments of collateral and the ultimate settlement of the Forward Contract could adversely affect our liquidity or dilute our Common Stock. If the Market Price (defined as the average closing price of the Common Stock for the 35-trading-day period beginning February 28, 1999) is lower than the Forward Price, settlement in shares of Common Stock would cause our outstanding shares of Common Stock to represent a smaller ownership interest in the Company with no increase in the value of the Company. The table below shows the change in the value of a share of Common Stock as a result of settling the Forward Contract at various

Market Prices:

                               Increase/(Dilution) in Value
      Market Price                  Of Common Stock (1)
      ------------                  -------------------
         $40                              .5%
         $35                              .2%
         $30                              (.2%)
         $25                              (.7%)
         $20                              (1.6%)
---------------
(1) Assumes no change in our capital stock except for redemption of all Common Units. Also assumes a Forward Price of $32.16.

      Settlement of the Forward Contract in cash would reduce our liquidity. Settlement in cash would involve the repurchase of 1.8 million shares at a price per share equal to the Forward Price. Assuming the Forward Price remains at $32.16, our repurchase price would total approximately $57.9 million. Having already paid $12.8 million as collateral, settlement in cash would require the Company to pay approximately $45.1 million in additional funds. The Company believes that it can obtain these funds from several sources:

      o its existing $600 million credit facility, which has approximately $90 million remaining;

      o  other borrowings;

      o  the disposition of certain non-core assets; and

      o  equity offerings.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of any of the securities offered by the securityholders named in this Prospectus. In connection with the issuance of the shares offered by the Company through this Prospectus (the "Issuance Shares"), the Company will receive:

      o one Common Unit for each of the 8,135,839 shares issuable upon redemption of the same number of outstanding Common Units and

      o $4.2 million ($28.00 per share) issuable upon exercise of 150,000 outstanding warrants.

The Company has no current specific plan for such cash proceeds.

                    DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General

      The authorized capital stock of the Company consists of 250,000,000 shares of capital stock, $.01 par value, of which 200,000,000 shares are classified as Common Stock and 50,000,000 shares are classified as preferred stock ("Preferred Stock"). The following description of the terms and provisions of the shares of capital stock of the Company and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland law and the Company's Articles of Incorporation and bylaws, as amended.

Common Stock

      Each holder of Common Stock is entitled to one vote at stockholder meetings for each share of Common Stock held. Neither the Articles of Incorporation nor the bylaws provide for cumulative voting for the election of directors. Subject to the prior rights of any series of Preferred Stock that may be classified and issued, holders of Common Stock are entitled to receive, pro rata, such dividends as may be declared by the board of directors out of funds legally available therefor, and also are entitled to share, pro rata, in any other distributions to stockholders. The Company currently pays regular quarterly dividends to holders of Common Stock. Holders of Common Stock do not have any preemptive rights or other rights to subscribe for additional shares.

      The Common Stock is listed for trading on the NYSE.

Preferred Stock

      Under the Company's Articles of Incorporation, the board of directors may issue, without any further action by the stockholders, shares of capital stock in one or more series having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the board of directors may determine and as may be evidenced by Articles Supplementary to the Articles of Incorporation adopted by the board of directors.

      Through its power to establish the preferences and rights of additional series of capital stock without further stockholder vote, the board of directors may afford the holders of any series of senior capital stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of any such senior capital stock could have the effect of delaying or preventing a change in control of the Company.

      Series A Preferred Shares. The following description of the Company's 8 5/8% Series A Cumulative Redeemable Preferred Shares, par value $.01 per share (the "Series A Preferred Shares"), is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, including the Articles Supplementary applicable to the Series A Preferred Shares. The Company is authorized to issue 143,750 Series A Preferred Shares, 125,000 of which were issued and outstanding as of the date hereof.

      With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Shares rank pari passu with any other equity securities of the Company the terms of which provide that such equity securities rank on a parity with the Series A Preferred Shares and rank senior to the Common Stock and any other equity securities of the Company which by their terms rank junior to the Series A Preferred Shares. Dividends on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly on or about the last day of February, May, August and November of each year commencing May 31, 1997, at the rate of 8 5/8% of the liquidation preference per annum (equivalent to $86.25 per annum per share). Dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. The Series A Preferred Shares have a liquidation preference of $1,000 per share, plus an amount equal to any accrued and unpaid dividends.

      The Series A Preferred Shares are not redeemable prior to February 12, 2027. On and after February 12, 2027, the Series A Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at $1,000 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of Preferred Stock, and from no other source.

      If dividends on the Series A Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series B Preferred Shares (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the board of directors of the Company until all dividend arrearages have been paid.

      The Series A Preferred Shares are not convertible or exchangeable for any other property or securities of the Company. The Series A Preferred Shares are subject to certain restrictions on ownership intended to preserve the Company's status as a REIT for Federal income tax purposes.

      Series B Preferred Shares. The following description of the Company's 8% Series B Cumulative Redeemable Preferred Shares, par value $.01 per share (the "Series B Preferred Shares"), is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, including the Articles Supplementary applicable to the Series B Preferred Shares. The Company is authorized to issue 6,900,000 Series B Preferred Shares, all of which were issued and outstanding as of the date hereof.

      With respect to the payment of dividends and amounts upon liquidation, the Series B Preferred Shares rank pari passu with the Series A Preferred Shares and with any other equity securities of the Company the terms of which provide that such equity securities rank on a parity with the Series B Preferred Shares and rank senior to the Common Stock and any other equity securities of the Company which by their terms rank junior to the Series B Preferred Shares. Dividends on the Series B Preferred Shares are cumulative from the date of original issue and are payable quarterly on March 15, June 15, September 15 and December 15 of each year commencing December 15, 1997, at the rate of 8% of the $25 liquidation preference per annum (equivalent to $2.00 per annum per share). Dividends on the Series B Preferred Shares will accrue whether or not the Company has earnings, whether or nor there are funds legally available for the payment of such dividends and whether or not such dividends are declared. The Series B Preferred Shares have a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends.

      The Series B Preferred Shares are not redeemable prior to September 25, 2002. On and after September 25, 2002, the Series B Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at $25 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of preferred stock, and from no other source.

      If dividends on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series B Preferred Shares (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the board of directors of the Company until all dividend arrearages have been paid.

      The Series B Preferred Shares are not convertible or exchangeable for any other property or securities of the Company. The Series B Preferred Shares are subject to certain restrictions on ownership intended to preserve the Company's status as a REIT for Federal income tax purposes.

      Series D Preferred Shares. The following description of the Company's 8% Series D Cumulative Redeemable Preferred Shares, par value $.01 per share (the "Series D Preferred Shares"), is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, including the Articles Supplementary applicable to the Series D Preferred Shares. The Company is authorized to issue 400,000 Series D Preferred Shares. As of the date hereof, the Company has outstanding 4,000,000 Depository Shares, each of which represents 1/10 of a share of the Series D Preferred Shares.

      With respect to the payment of dividends and amounts upon liquidation, the Series D Preferred Shares rank pari passu with the Series A Preferred Shares and Series B Preferred Shares and with any other equity securities of the Company the terms of which provide that such equity securities rank on a parity with the Series D Preferred Shares and rank senior to the Common Stock and any other equity securities of the Company which by their terms rank junior to the Series D Preferred Shares. Dividends on the Series D Preferred Shares are cumulative from the date of original issue and are payable quarterly on or about the last day of January, April, July and October of each year commencing July 31, 1998, at the rate of 8% of the liquidation preference per annum (equivalent to $20 per annum per share or $2 per annum per Depository Share). Dividends on the Series D Preferred Shares will accrue whether or not the Company has earnings, whether or nor there are funds legally available for the payment of such dividends and whether or not such dividends are declared. The Series D Preferred Shares have a liquidation preference of $250 per share (equivalent to $25 per Depository Share), plus an amount equal to any accrued and unpaid dividends.

      The Series D Preferred Shares are not redeemable prior to April 23, 2003. On and after April 23, 2003, the Series D Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at $250 per share (equivalent to $25 per Depository Share), plus any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of preferred stock, and from no other source.

      If dividends on the Series D Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series D Preferred Shares (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the board of directors of the Company until all dividend arrearages have been paid.

      The Series D Preferred Shares are not convertible or exchangeable for any other property or securities of the Company. The Series D Preferred Shares are subject to certain restrictions on ownership intended to preserve the Company's status as a REIT for Federal income tax purposes.

Classification of Board of Directors; Removal of Directors; Other Provisions

      The Company's Articles of Incorporation provide for the board of directors to be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because holders of Common Stock will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

      The Articles of Incorporation also provide that, except for any directors who may be elected by holders of a class or series of capital stock other than Common Stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast for the election of directors. Vacancies on the board of directors may be filled by the affirmative vote of the remaining directors.

      These provisions may make it more difficult and time-consuming to change majority control of the board of directors of the Company and, thus, may reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company or the removal of incumbent management. The Company's officers and directors are and will be indemnified under Maryland law, the Articles of Incorporation of the Company and the agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Provisions Affecting Change of Control

      General. Pursuant to the Company's Articles of Incorporation and the Maryland General Corporation Law (the "MGCL"), the Company cannot merge into or consolidate with another corporation or enter into a statutory share exchange transaction in which it is not the surviving entity or sell all or substantially all of the assets of the Company unless the board of directors adopts a resolution declaring the proposed transaction advisable and a majority of stockholders entitled to vote thereon (voting together as a single class) approve the transaction. In addition, the Operating Partnership Agreement requires that any such merger or sale of all or substantially all of the assets of the Operating Partnership be approved by a majority of the holders of Common Units (including Common Units owned by the Company).

      Maryland Business Combination and Control Share Statutes. The MGCL establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a super majority vote for such transactions after the end of the five-year period. The Company's Articles of Incorporation contain a provision exempting the Company from the requirements and provisions of the Maryland business combination statute. There can be no assurance that such provision will not be amended or repealed at any point in the future.

      The MGCL also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Articles of Incorporation or bylaws of the Company. The Company's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's stock. There can be no assurance that such provision will not be amended or repealed, in whole or in part, at any point in the future.

      The Company's Articles of Incorporation (including the provision exempting the Company from the Maryland business combination statute) may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class, provided that certain provisions of the Articles of Incorporation may not be amended without the approval of the holders of two-thirds of the shares of capital stock of the Company outstanding and entitled to vote thereon voting together as a single class. The Company's bylaws may be amended by the board of directors or a majority of the shares cast of capital stock entitled to vote thereupon at a duly constituted meeting of stockholders.

      If either of the foregoing exemptions in the Articles of Incorporation or bylaws is amended, the Maryland business combination statute or the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

      Ownership Limitations and Restrictions on Transfers. For the Company to remain qualified as a REIT under the Code, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the issued and outstanding capital stock of the Company. The board of directors may waive the Ownership Limit if evidence satisfactory to the board of directors and the Company's tax counsel is presented that the changes in ownership will not jeopardize the Company's status as a REIT.

      If any stockholder purports to transfer shares to a person and either the transfer would result in the Company failing to qualify as a REIT, or the stockholder knows that such transfer would cause the transferee to hold more than the Ownership Limit, the purported transfer shall be null and void, and the stockholder will be deemed not to have transferred the shares. In addition, if any person holds shares of capital stock in excess of the Ownership Limit, such person will be deemed to hold the excess shares in trust for the Company, will not receive distributions with respect to such shares and will not be entitled to vote such shares. The person will be required to sell such shares to the Company for the lesser of the amount paid for the shares and the average closing price for the 10 trading days immediately preceding the redemption or to sell such shares at the direction of the Company, in which case the Company will be reimbursed for its expenses in connection with the sale and will receive any amount of such proceeds that exceeds the amount such person paid for the shares. If the Company repurchases such shares, it may pay for the shares with Common Units. The foregoing restrictions on transferability and ownership will not apply if the board of directors and the stockholders (by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote on the matter) determine that it is no longer in the best interests of the Company to continue to qualify as a REIT.

      All certificates representing shares of capital stock bear a legend referring to the restrictions described above.

      Every beneficial owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company no later than January 30 of each year, containing the name and address of such beneficial owner, the number of shares of Common Stock and/or Preferred Stock owned and a description of how the shares are held. In addition, each stockholder shall be required upon demand to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

      These ownership limitations could have the effect of precluding acquisition of control of the Company by a third party unless the board of directors and the stockholders determine that maintenance of REIT status is no longer in the best interest of the Company.

      Operating Partnership Agreement. The Operating Partnership Agreement contains provisions relating to a limited partner's redemption right in the event of certain changes of control of the Company and under certain circumstances allows for limited partners to continue to hold Common Units in the Operating Partnership following such a change of control, thereby maintaining the tax basis in their Common Units. The covered changes of control (each, a "Trigger Event") are: (i) a merger involving the Company in which the Company is not the surviving entity; (ii) a merger involving the Company in which the Company is the survivor but all or part of the Company's shares are converted into securities of another entity or the right to receive cash; and
(iii) the transfer by the Company to another entity of substantially all of the assets or earning power of the Company or the Operating Partnership.

      Upon occurrence of a Trigger Event, the rights of a limited partner to receive a share of the Company's Common Stock (a "REIT Share") or cash equal to the fair market value of a REIT Share upon redemption of a Common Unit is converted into the right to receive a share (a "Replacement Share") or cash equal to the fair market value thereof of the acquiror or a parent of the acquiror. If the acquiror does not have publicly traded securities and a parent of the acquiror does, the publicly traded equity securities of the parent entity with the highest market capitalization will be the Replacement Shares. If neither the acquiror nor any parent has publicly traded equity securities, the Replacement Shares will be the equity securities of the entity with the highest market capitalization. The number of Replacement Shares to be received by a limited partner (or to be used to calculate the cash payment due) upon a redemption of Common Units shall be equal to the number of REIT Shares issuable prior to the Trigger Event multiplied by (i) the number of Replacement Shares the holder of a single REIT Share would have received as a result of the Trigger Event or, if the Replacement Shares have not been publicly traded for one year,
(ii) a fraction, the numerator of which is the Average Trading Price (as defined in the Operating Partnership Agreement) of a REIT Share as of the Trigger Event and the denominator of which is the Average Trading Price of a Replacement Share as of the Trigger Event.

      If the acquiror in a Trigger Event is a REIT, it must make provision to preserve an operating partnership structure with terms no less favorable to the limited partners than currently in place. In addition, the Operating Partnership Agreement provides that, if a distribution of cash or property is made in respect of a Replacement Share, the Operating Partnership will distribute the same amount in respect of a Common Unit as would have been received by a limited partner had such partner's Common Units been redeemed for Replacement Shares prior to such distribution.

      Because the Operating Partnership Agreement requires an acquiror to make provision under certain circumstances to maintain the Operating Partnership structure and maintain a limited partner's right to continue to hold Common Units with future redemption rights, the terms of the Operating Partnership Agreement could also have the effect of discouraging a third party from making an acquisition proposal for the Company.

      These provisions of the Operating Partnership Agreement may only be waived or amended upon the consent of limited partners holding at least 75% of the Common Units (excluding those held by the Company).

      Shareholders' Rights Plan. On October 4, 1997, the Company's board of directors adopted a Shareholders' Rights Plan and declared a distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The Rights were issued on October 16, 1997 to each stockholder of record on such date. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's board of directors. The Rights should not interfere with any merger or other business combination approved by the board of directors since the Rights may be redeemed by the Company for $.01 per Right prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.

Registrar and Transfer Agent

      The Registrar and Transfer Agent for the Common Stock and all series of Preferred Stock is First Union National Bank, Charlotte, North Carolina.

                         DESCRIPTION OF RESALE WARRANTS

      This Prospectus relates in part to the resale of warrants exercisable for an aggregate of 1,479,290 shares of Common Stock (the "Resale Warrants"). Beginning October 1, 2002, each Resale Warrant entitles the holder thereof to purchase, at a purchase price per share of $32.50, subject to adjustments relating to stock splits or the issuance of stock dividends, rights, options, warrants, convertible or exchangeable securities or distributions of securities, a number of shares of Common Stock less than or equal to the number of shares of such Common Stock so stated in each such Resale Warrant. Alternatively, the holder of a Resale Warrant may, at his election, opt to receive a number of shares of Common Stock equal to the quotient of (i) the value of the Resale Warrant(s) exercised, where such value is calculated as the product of (a) the number of shares covered by the exercise of such Resale Warrant(s) times (b) the excess of the fair market value per share of Common Stock over the exercise price divided by (ii) the fair value of a single share of Common Stock. The Resale Warrants have not been approved for listing on any national securities exchange or the Nasdaq Stock Market. See "Description of Capital Stock of the Company" for a summary discussion of the Common Stock and other information concerning ownership of the Common Stock.

                               REDEMPTION OF UNITS

General

      Each limited partner of the Operating Partnership may, subject to certain limitations, require that the Operating Partnership redeem all or a portion of such partner's Common Units after expiration of an agreed-upon lock-up period (generally, one year). Upon redemption, a limited partner will receive, at the option of the Company, as general partner of the Operating Partnership, either
(i) a number of shares of Common Stock equal to the number of Common Units redeemed or (ii) cash in an amount equal to market value of the number of shares of Common Stock the partner would have received pursuant to (i) above. The market value of the Common Stock for this purpose will be equal to the average of the closing trading price of the Company's Common Stock for the 10 trading days before the day on which the redemption notice was received by the Operating Partnership.

      The Company anticipates that it generally will elect to satisfy any redemption right exercised by a limited partner through the issuance of the shares of Common Stock, whereupon the Company will acquire the Common Units being redeemed and will become the owner of the Common Units. Such an acquisition by the Company will be treated as a sale of the Common Units to the Company for Federal income tax purposes. See "Federal Income Tax Considerations
- Tax Consequences of Redemption." Upon redemption, such limited partner's right to receive distributions with respect to the Common Units redeemed will cease. However, the limited partner will then have rights as a stockholder of the Company from the time of his or her acquisition of Common Stock, including the payment of dividends.

      A limited partner must notify the Company, as general partner of the Operating Partnership, of such partner's desire to require the Operating Partnership to redeem Common Units by sending a notice in the form attached as an exhibit to the Operating Partnership Agreement, a copy of which is available from the Company. A limited partner must request the redemption of at least 1,000 Common Units (or all of the Common Units held by such holder, if less). A redemption generally will occur on the 10th business day after the notice is delivered by the limited partner, except that no redemption can occur if the delivery of shares of Common Stock would be prohibited under the provisions of the Articles of Incorporation to protect the Company's qualification as a REIT.

      For a summary discussion of certain Federal income tax considerations relevant to the redemption of Common Units, see "Federal Income Tax Considerations - Tax Consequences of Redemption."

Comparison of Ownership of Common Units and Shares of Common Stock

      Generally, the nature of any investment in shares of Common Stock of the Company is substantially equivalent economically to an investment in Common Units in the Operating Partnership. A holder of a share of Common Stock receives the same distribution that a holder of a Common Unit receives, and stockholders and Common Unit holders generally share in the risks and rewards of ownership in the enterprise being conducted by the Company (through the Operating Partnership). However, there are differences between ownership of Common Units and ownership of Common Stock, some of which may be material to investors.

      The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees and investor rights, and compares certain legal rights associated with the ownership of Common Units and Common Stock. These comparisons are intended to assist limited partners of the Operating Partnership in understanding how their investment will be changed if their Common Units are redeemed for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of Common Units should carefully review the balance of this Prospectus and the Registration Statement, including the exhibits thereto, of which this Prospectus is a part for additional important information about the Company.

      Form of Organization and Assets Owned. The Operating Partnership is organized as a North Carolina partnership. Substantially all of the Company's operations are conducted through the Operating Partnership.

      The Company is a Maryland corporation. The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and intends to maintain its qualification as a REIT. The Company's interest in the Operating Partnership, which gives the Company an indirect investment in the properties and other assets owned by the Operating Partnership, represents substantially all of its assets.

      Length of Investment. The Operating Partnership has a stated termination date of December 31, 2092, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

      Purpose and Permitted Investments. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under North Carolina law, except that the Operating Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT for Federal income tax purposes. The Operating Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

      Under its Articles of Incorporation, the Company may engage in any lawful activity permitted under Maryland law. Under the Operating Partnership Agreement, however, the Company must conduct substantially all of its business and own substantially all of its assets through the Operating Partnership.

      Additional Equity. The Operating Partnership is authorized to issue Common Units and other partnership interests to the partners or to other persons for such consideration and on such terms and conditions as the Company, in its sole discretion, may deem appropriate. In addition, the Company may cause the Operating Partnership to issue to the Company additional Common Units or other partnership interests in different series or classes that may be senior to the Common Units in conjunction with the offering of securities of the Company having substantially similar rights, in which the proceeds thereof are contributed to the Operating Partnership. No limited partner has any preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any interests therein.

      The board of directors of the Company may issue, in its discretion, additional equity securities consisting of Common Stock or Preferred Stock; provided, however, that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in the Company's Articles of Incorporation. As long as the Operating Partnership is in existence, the proceeds (or a portion thereof) of all equity capital raised by the Company will be contributed to the Operating Partnership in exchange for Common Units or other interests in the Operating Partnership, provided that the General Partner's contribution will be deemed to be an amount equal to the net proceeds of any such offering plus any underwriter's discount or other expenses incurred in connection with such issuance.

      Borrowing Policies. The Company as general partner has full power and authority to borrow money on behalf of the Operating Partnership. The Company (as general partner), through its board of directors, has adopted a policy that currently limits total borrowing to 50% of the total market capitalization of the Company and the Operating Partnership, but this policy may be altered at any time by the board of directors. The foregoing reflects the Company's general policy over time and is not intended to operate in a manner that inappropriately restricts the Company's ability to raise additional capital, including additional debt, to implement its planned growth, to pursue attractive acquisition opportunities that may arise or to otherwise act in a manner that the board of directors believes to be in the best interests of the Company and its stockholders. The board of directors, with the assistance of management of the Company, may reevaluate from time to time its debt and other capitalization policies in light of then current economic conditions, including the relative costs of debt and equity capital, the market value of its properties, growth and acquisition opportunities, the market value of its equity securities in relation to the Company's view of the market value of its properties, and other factors, and may modify its debt policy. Such modification may include increasing or decreasing its general ratio of debt to total market capitalization or substituting another measuring standard.

      The Company is not restricted under its governing instruments from incurring borrowings.

      Other Investment Restrictions. Other than restrictions precluding investments by the Operating Partnership that would adversely affect the qualification of the Company as a REIT, there are no restrictions in the Operating Partnership Agreement on the Operating Partnership's authority to enter into certain transactions, including, among others, making investments, lending Operating Partnership funds, or reinvesting the Operating Partnership's cash flow and net sale or refinancing proceeds.

      Neither the Company's Articles of Incorporation nor its bylaws impose any restrictions upon the types of investments made by the Company except that under the Articles of Incorporation, the board of directors is prohibited from taking any action that would terminate the Company's REIT status, unless a majority of the stockholders vote to terminate such REIT status.

      Management Control. All management powers over the business and affairs of the Operating Partnership are vested in the general partner of the Operating Partnership, and no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership. The general partner may not be removed by the limited partners for any reason.

      The board of directors has exclusive control over the Company's business and affairs subject only to the restrictions in the Articles of Incorporation, the bylaws and the Operating Partnership Agreement. The board of directors is classified into three classes of directors. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the board of directors may be altered or eliminated without advice of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the ordinary business policy of the Company.

      Fiduciary Duties. Under North Carolina law, the general partner of the Operating Partnership is accountable to the Operating Partnership as a fiduciary and, consequently, is required to exercise good faith in all of its dealings with respect to partnership affairs. However, under the Operating Partnership Agreement, the general partner is under no obligation to take into account the tax consequences to any partner of any action taken by it. The general partner will have no liability to a limited partner as a result of any liabilities or damages incurred or suffered by, or benefits not derived by, a limited partner as a result of any action or inaction of the general partner so long as the general partner acted in good faith.

      Under Maryland law, the directors must perform their duties in good faith, in a manner that they believe to be in the best interests of the Company and with the care an ordinarily prudent person would exercise under similar circumstances. Directors of the Company who act in such a manner generally will not be liable to the Company for monetary damages arising from their activities.

      Management Liability and Indemnification. The Operating Partnership Agreement generally provides that the general partner will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the general partner acted in good faith. In addition, the general partner is not responsible for any misconduct or negligence on the part of its agents provided the general partner appointed such agents in good faith. The general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors. Any action the general partner takes or omits to take in reliance upon the opinion of such persons, as to matters which the general partner reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Operating Partnership Agreement also provides for indemnification of the general partner, the directors and officers of the general partner, and such other persons as the general partner may from time to time designate, against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings that relate to the operations of the Operating Partnership in which such person may be involved, or is threatened to be involved, to the fullest extent permitted under North Carolina law.

      As permitted by Maryland law, the Articles of Incorporation include a provision limiting the liability of the Company's directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The law does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This charter provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      Anti-Takeover Provisions. Except in limited circumstances, the general partner of the Operating Partnership has exclusive management power over the business and affairs of the Operating Partnership. The general partner may not be removed by the limited partners with or without cause. Under the Operating Partnership Agreement the general partner may, in its sole discretion, prevent a limited partner from transferring his interest or any rights as a limited partner except in certain limited circumstances. The general partner may exercise this right of approval to deter, delay or hamper attempts by persons to acquire an interest in the Operating Partnership.

      The Articles of Incorporation and bylaws of the Company and the Operating Partnership Agreement contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management. See "Risk Factors - Limited Ability of Stockholders to Effect a Change in Control" and "Description of Capital Stock of the Company - Classification of Board of Directors; Removal of Directors; Other Provisions" and "- Certain Provisions Affecting Change of Control."

      Voting Rights. Under the Operating Partnership Agreement, the limited partners generally do not have voting rights relating to the operation and management of the Operating Partnership. Limited partners do have the right to vote on certain amendments to the Operating Partnership Agreement. The ownership of Common Units does not entitle the holder thereof to vote on any matter to be voted upon by the stockholders of the Company.

      Stockholders of the Company have the right to vote on, among other things, a merger or sale of all or substantially all of the assets of the Company, amendments to the Articles of Incorporation, certain amendments to the bylaws and dissolution of the Company. The Company is managed and controlled by a board of directors consisting of three classes having staggered terms of office. Each class is to be elected by the stockholders at annual meetings of the Company. All shares of Common Stock have one vote, and the Articles of Incorporation permit the board of directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Stock.

      Amendment of the Operating Partnership Agreement or the Articles of Incorporation. Amendments to the Operating Partnership Agreement may be proposed by the general partner or by any limited partners holding 10 percent or more of the partnership interests. Approval of such an amendment requires the vote of the general partner and the holders of a majority of the Common Units, including those Common Units held by the general partner. Certain amendments may be approved solely by the general partner, such as, among other things, amendments that would add to the obligations of the general partner, reflect the admission, substitution, termination or withdrawal of partners, or satisfy any legal requirements. Certain amendments that affect the fundamental rights of a limited partner must be approved by each affected limited partner.

      The Company's Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class, provided that certain provisions of the Articles of Incorporation may not be amended without the approval of the holders of two-thirds of the shares of capital stock of the Company outstanding and entitled to vote thereon voting together as a single class, and further provided that any amendment of the Articles of Incorporation adversely and materially affecting the outstanding Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock requires the approval of the holders of two-thirds of the outstanding shares of such affected series. The Company's bylaws may be amended by the board of directors or a majority of the shares cast of capital stock entitled to vote thereupon at a duly constituted meeting of stockholders.

      Vote Required to Dissolve the Operating Partnership or the Company. Under North Carolina law, the Operating Partnership may be dissolved, other than in accordance with the terms of the Operating Partnership Agreement, only upon the unanimous vote of the limited partners.

      Under Maryland law, the Company may be dissolved by (i) the affirmative vote of a majority of the entire board of directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (ii) upon proper notice, stockholder approval by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon voting as a single class.

      Vote Required to Sell Assets or Merge. Under the Operating Partnership Agreement, the sale, exchange, transfer or other disposition of all or substantially all of the Operating Partnership's assets or the merger or consolidation of the Operating Partnership requires the consent of the general partner and holders of a majority of the outstanding Common Units (including Common Units held by the general partner).

      Under the MGCL, a corporation generally cannot sell substantially all of its assets or merge without the approval of the holders of two-thirds of the shares entitled to vote on the matter unless a lesser percentage is set forth in the corporation's charter. The Company's Articles of Incorporation contain such a provision and provides that such actions may be taken if approved by a majority of the shares outstanding and entitled to vote thereon. The MGCL establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a corporation and an interested stockholder and requires a super majority vote for such transactions after the end of the five-year period. The Company's Articles of Incorporation contain a provision exempting the Company from the requirements and provisions of the Maryland business combination statute. There can be no assurance that such charter provisions will not be amended at any point in the future.

      Compensation, Fees and Distributions. The general partner does not receive any compensation for its services as general partner of the Operating Partnership. As a partner in the Operating Partnership, however, the general partner has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership reimburses the general partner for substantially all expenses incurred relating to the ongoing operation of the Company and any offering of partnership interests in the Operating Partnership or capital stock of the Company.

      The directors and officers of the Company receive compensation for their services.

      Liability of Investors. Under the Operating Partnership Agreement and applicable North Carolina law, the liability of the limited partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

      Under Maryland law, stockholders are not personally liable for the debts or obligations of the Company.

      Nature of Investment. The Common Units constitute equity interests entitling each limited partner to a pro rata share of cash distributions made to the limited partners of the Operating Partnership. The Operating Partnership generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business.

      The shares of Common Stock constitute equity interests in the Company. The Company is entitled to receive its pro rata share of distributions made by the Operating Partnership with respect to the Common Units, and each stockholder will be entitled to his pro rata share of any dividends or distributions paid with respect to the Common Stock. The dividends payable to the stockholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors. In order to qualify as a REIT, the Company must distribute 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

      Potential Dilution of Rights. The general partner of the Operating Partnership is authorized, in its sole discretion and without limited partner approval, to cause the Operating Partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the limited partners or to other persons on terms established by the general partner.

      The board of directors of the Company may issue, in its discretion, additional shares of Common Stock and has the authority to issue from the authorized capital stock a variety of other equity securities of the Company, with such powers, preferences and rights as the board of directors may designate at the time. The issuance of additional shares of either Common Stock or other similar equity securities may result in the dilution of the interests of the stockholders.

      Liquidity. The limited partners generally may transfer all or a portion of their interests in the Operating Partnership to a transferee, subject to the one-year lock-up provisions and certain limitations imposed by Federal and state securities laws. No transferee, however, will be admitted to the Operating Partnership as a substitute limited partner having the rights of a limited partner without the consent of the Company as the general partner and satisfaction of certain other conditions, including an agreement to be bound by the terms and conditions of the Operating Partnership Agreement.

      Upon the effectiveness of the Registration Statement of which this Prospectus is a part, the shares to be issued by the Company, upon issuance (except when issued to an investor who is an affiliate of the Company or who otherwise may be deemed to be an underwriter), and the securities to be resold by the selling securityholders, upon resale, will be freely transferable as registered securities under the Securities Act. The Common Stock is listed on the NYSE. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's and other real estate investments and the Company's dividend yield compared to that of other debt and equity securities.

                        FEDERAL INCOME TAX CONSIDERATIONS

      The following summary of certain Federal income tax considerations to the Company is based on current law, is for general purposes only, and is not tax advice. The summary addresses the material Federal income tax considerations relating to the Company's REIT status, as well as material Federal income tax considerations relating to the Operating Partnership and the Company's stockholders. The Federal income tax treatment of any investor in shares of Common Stock will vary depending upon such investor's particular situation.

      Each investor is advised to consult his or her own tax advisor regarding the tax consequences to him or her of the purchase, ownership and sale of shares of Common Stock, including the Federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and of potential changes in applicable tax laws.

Taxation of the Company as a REIT

      Commencing with its taxable year ended December 31, 1994, the Company has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code. The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

      These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretation thereof.

      Alston & Bird LLP has acted as tax counsel to the Company in connection with the offering and the Company's election to be taxed as a REIT. Alston & Bird LLP is of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1994 through 1997, and that the Company will be in a position to continue its qualification and taxation as a REIT within the definition of Section 856(a) of the Code for the taxable year that will end December 31, 1998. This opinion is based on factual representations of the Company concerning its business operations and its properties and Alston & Bird LLP has not independently verified these facts. In addition, the Company's status as a REIT at any time during 1998 is dependent, among other things, upon the Company meeting the requirements of Section 856 through 860 of the Code throughout the year and for the year as a whole.

Accordingly, because the Company's satisfaction of such requirements will depend upon future events, including the precise terms and conditions of proposed transactions, the final determination of operational results and the effect of certain provisions contained in the President's Budget Proposal for the Fiscal Year 1999 on the Company's REIT status, no assurance can be given that the Company will satisfy the requirements to be a REIT during the taxable year that will end December 31, 1998.

Federal Income Taxation of the Company

      If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the Federal "double taxation" on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, the Company will be subject to Federal income tax as follows. First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either of the 75% or 95% gross income tests (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails either the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service ("IRS") (the "Built-In Gain Rules").

Requirements for Qualification

      To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, and nature of assets.

      Organizational Requirements. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors,
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons,
(vi) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities), (vii) files an election to be taxed as a REIT on its return for each taxable year, and (viii) satisfies the 95% and 75% income tests and the 75%, 25%, 10%, and 5% asset tests, as described below. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (v), certain pension funds and other tax-exempt entities are treated as persons. For purposes of condition (vi), the beneficiaries of a pension or profit-sharing trust under section 401(a) of the Code are treated as REIT stockholders. In addition, the Articles of Incorporation currently include certain restrictions regarding transfer of its Common Stock, which restrictions are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above.

      In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership (including the Operating Partnership's share of the assets, liabilities, and items of income with respect to any partnership in which it holds an interest) will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

      Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property, including investments in other REITs or mortgages on real property (including "rents from real property" and, in certain circumstances, interest). Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). In addition, for taxable years ended on or before December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions). The Taxpayer Relief Act of 1997, enacted August 5, 1997 ("Taxpayer Relief Act"), repealed the 30% gross income test for taxable years beginning after August 5, 1997. Accordingly, the 30% gross income test will not apply to the Company beginning with its taxable year that will end December 31, 1998.

      Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, "rents from real property" excludes any amount received directly or indirectly from any tenant if the Company, or an owner of 10% of more of the Company, directly or constructively, owns 10% or more of such tenant taking into consideration the applicable attribution rules (a "Related Party Tenant"). Third, rent attributable to personal property is excluded from "rents from real property" except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute "rents from real property" unless such services are customarily provided in the geographic area. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by the Company. Where, on the other hand, such services are provided primarily for the convenience of the tenants and are provided to such tenants, such services must be provided by an independent contractor. In the event that an independent contractor provides such services, the Company must adequately compensate the independent contractor, the Company must not derive any income from the independent contractor, and neither the independent contractor nor certain of its shareholders may, directly or indirectly, own more than 35% of the Company, taking into consideration the applicable ownership rules. Pursuant to the Taxpayer Relief Act and beginning with the Company's taxable year that will end December 31, 1998, the Company's rental income will not cease to qualify as "rents from real property" merely because the Company performs a de minimis amount of impermissible services to the tenants. For purposes of the preceding sentence, (i) the amount of income received from such impermissible services cannot exceed one percent of all amounts received or accrued during such taxable year, directly or indirectly, by the Company with respect to such property and (ii) the amount treated as received by the Company for such impermissible services cannot be less than 150 percent of the direct cost of the Company in furnishing or rendering such services.

      The Company does not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company also does not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from Related Party Tenants.

      The Operating Partnership does provide certain services with respect to the Properties. The Company believes that the services with respect to the Properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the Properties to fail to qualify as rents from real property. Services with respect to the Properties that the Company believes may not be provided by the Company or the Operating Partnership directly without jeopardizing the qualification of rent as "rents from real property" are and will be performed by independent contractors.

      The Operating Partnership and the Company receive fees in consideration of the performance of property management and brokerage and leasing services with respect to certain Properties not owned entirely by the Operating Partnership. Such fees will not qualify under the 75% or the 95% gross income test. The Operating Partnership also may receive certain other types of income with respect to the properties it owns that will not qualify for either of these tests. In addition, dividends on the Operatin0g Partnership's stock in Highwoods Services will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under either the 75% or the 95% gross income test.

      If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under a certain provision of the Code. This relief provision generally will be available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the nature and amount of each item of income to its Federal income tax return and (iii) the inclusion of any incorrect information on such schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of this relief provision. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in "- Federal Income Taxation of the Company," even if this relief provision applies, a 100% tax would be imposed with respect to the portion of the Company's taxable income that fails the 75% or 95% gross income test.

      Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy four tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash and cash items (including receivables), and government securities. Second, no more than 25% of the value of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, not more than 5% of the value of the Company's assets may consist of securities of any one issuer (other than those securities includible in the 75% asset test). Fourth, not more than 10% of the outstanding voting securities of any one issuer may be held by the Company

(other than those securities includible in the 75% asset test).

      The 5% test generally must be met for any quarter in which the Company acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date on which the Company through the Operating Partnership acquired the securities of Highwoods Services, but also each time the Company increases its ownership of its respective securities (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in Highwoods Services.

      The Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of Highwoods Services, and by virtue of its ownership of Common Units, the Company will be considered to own its pro rata share of such stock. See "The Company." Neither the Company nor the Operating Partnership, however, will own more than 1% of the voting securities of Highwoods Services. In addition, the Company and its senior management do not believe that the Company's pro rata share of the value of the securities of Highwoods Services exceeds 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the estimated value of the securities of Highwoods Services owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Alston & Bird LLP, in rendering its opinion as to the qualification and taxation of the Company as a REIT, is relying on the conclusions of the Company and its senior management as to the value of the securities of Highwoods Services. There can be no assurance, however, that the IRS might not contend that the value of such securities held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

      After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Annual Distribution Requirements

      In order to be taxed as a REIT, the Company is required to make distributions (other than capital gain distributions) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus
(b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of such prior year's 95% distribution requirement if one of the following two sets of criteria are satisfied: (i) the dividends were declared in October, November, or December, the dividends were payable to stockholders of record on a specified date in such a month, and the dividends were actually paid during January of the subsequent year; or (ii) the dividends were declared before the Company timely files its Federal income tax return for such year, the dividends were distributed in the twelve month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and the Company elected on its Federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year. Even if the Company satisfies the foregoing distribution requirements, the Company will be subject to tax thereon at regular capital gains or ordinary corporate tax rates to the extent that it does not distribute all of its net capital gain or "REIT taxable income" as adjusted. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year, and
(c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

      The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

      It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In such event, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

      In the event that the Company is subject to an adjustment to its REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between the Company and the IRS under Section 7121 of the Code, or an agreement as to tax liability between the Company and an IRS district director, the Company may be able to rectify any resulting failure to meet the 95% annual distribution requirement by paying "deficiency dividends" to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination and the Company also must satisfy certain other procedural requirements. If the statutory requirements of Section 860 of the Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by the Company to offset an increase in the Company's REIT taxable income resulting from the adverse determination. The Company, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Failure to Qualify

      If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of positive current and accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, except that, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Stockholders

      As used herein, the term "U.S. Stockholder" means a holder of Common Stock that (for Federal income tax purposes) (a) is a citizen or resident of the United States, (b) is a corporation or partnership (including an entity treated as a corporation or partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof, (c) is an estate, the income of which is subject to Federal income taxation regardless of its source or (d) is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

      Distributions Generally. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and then the distribution in excess of such basis will be taxable as gain realized from the sale of its

Common Stock. Dividends declared by the Company in October, November, or December of any year payable to a U.S. Stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholders on December 31 of the year, provided that the dividends are actually paid by the Company during January of the following calendar year. U.S. Stockholders are not allowed to include on their own Federal income tax returns any tax losses of the Company.

      The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "Federal Income Taxation of the Company" above.

      Capital Gain Distributions. Distributions to U.S. Stockholders that are properly designated by the Company as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held his or her stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

      Pursuant to the Taxpayer Relief Act and beginning with the Company's taxable year that will end December 31, 1998, the Company may elect to retain and pay income tax on net long-term capital gain that it received during the tax year. If such election is made, (i) the U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gains as designated by the Company; (ii) the U.S. Stockholders will be deemed to have paid their proportionate share of the tax, which would be credited or refunded to such stockholders, and (iii) the basis of the U.S. Stockholders' shares will be increased by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by the Company) included in such stockholders' long-term capital gains.

      As a result of the changes made to the capital gain rates by the Taxpayer Relief Act (See "- Certain Dispositions of Shares"), the IRS issued Notice 97-64 outlining (i) when a REIT may designate its dividends as either a 20% rate gain distribution, an unrecaptured section 1250 gain distribution (taxed at 25% as noted in "Certain Disposition of Shares"), or a 28% rate gain distribution and
(ii) how to calculate the amount of such distributions, which may be subject to certain deferral or bifurcation adjustments. When a REIT designates a distribution as a capital gain dividend, which is attributable to a taxable year ending after May 7, 1997, for purposes of the annual distribution requirement, the REIT also may designate such dividend as a 20% rate gain distribution, as unrecaptured section 1250 gain distribution, or a 28% rate gain distribution. Where no such designation is provided, the dividend will be treated as a 28% rate gain distribution. These additional designations by the REIT are effective only to the extent that they do not exceed certain limitations. For example, the maximum amount of each distribution that can be classified as either a 20% rate gain distribution, an unrecaptured section 1250 gain distribution, or a 28% rate gain distribution must be calculated in accordance with the Code and the IRS Notice.

      Passive Activity Loss and Investment Interest Limitations. Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income and, therefore, U.S. Stockholders will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of Common Stock or capital gain dividends generally will be excluded from investment income unless the U.S. Stockholder elects to have such gain taxed at ordinary income rates.

      Certain Dispositions of Shares. In general, U.S. Stockholders will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) such stockholders' adjusted basis in such Common Stock. Losses incurred on the sale or exchange of Common Stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling U.S. Stockholder from those shares. As a result of the Taxpayer Relief Act and the Internal Revenue Service Restructuring and Reform Act of 1998 ("IRS Restructuring Act"), the maximum rate of tax on net capital gains on individuals, trusts, and estates from the sale or exchange of assets held for more than one year has been reduced to 20%, and such maximum rate is further reduced to 18% for assets acquired after December 31, 2000, and held for more than five years. For 15% percent bracket taxpayers, the maximum rate on net capital gains is reduced to 10%, and such maximum rate is further reduced to 8% for assets sold after December 31, 2000, and held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain allocated to U.S. Stockholders by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act or the IRS Restructuring Act.

      Treatment of Tax-Exempt Stockholders. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its Common Stock. Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either
(i) at least one qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The restrictions on ownership of Common Stock in the Articles of Incorporation generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing Common Stock, absent a waiver of the restrictions by the board of directors.

Special Tax Considerations for Non-U.S. Stockholders

      The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. This discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of Federal, state, local, and foreign income tax laws on an investment in the Company, including any reporting requirements.

      In general, Non-U.S. Stockholders will be subject to regular United States Federal income tax with respect to their investment in the Company, if the income from such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular United States Federal income tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable. Certain certification requirements must be met in order for effectively connected income to be exempt from withholding. The following discussion will apply to Non-U.S. Stockholders whose income from their investments in the Company is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

      A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain distribution will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits of the Company. Generally, any ordinary income dividend will be subject to a Federal income tax equal to 30% of the gross amount of the dividend, withheld by the Company, unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.

      Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under an income tax treaty.

      Although tax treaties may reduce the Company's withholding obligations, the Company generally will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits, unless reduced by an applicable tax treaty. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that were designated as capital gains dividends, will be treated as capital gain dividends for purposes of withholding. In addition, the Company may be required to withhold 10% of distributions in excess of the Company's current and accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

      Unless the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will not be subject to Federal income taxation. The Common Stock will not constitute a United States real property interest if the Company is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It currently is anticipated that the Company will be a domestically-controlled REIT and, therefore, that the sale of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will be a domestically-controlled REIT. If the Company were not a domestically controlled REIT, a Non-U.S. Stockholder's sale of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest unless the Common Stock were "regularly traded" on an established securities market (such as the NYSE) on which the Common Stock will be listed and the selling stockholder owned no more than 5% of the Common Stock throughout the applicable testing period. If the gain on the sale of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Notwithstanding the foregoing, capital gains not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

      A purchaser of Common Stock from a Non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased Common Stock is "regularly traded" on an established securities market or if the Company is a domestically-controlled REIT. Otherwise, the purchaser of Common Stock from a Non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. The Company's Common Stock currently is a regularly traded security on the NYSE. The Company believes that it qualifies under both the regularly traded and the domestically-controlled REIT exceptions to withholding but cannot provide any assurance to that effect.

      Upon the death of a nonresident alien individual, such individual's Common Stock will be treated as part of such individual's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

      Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if
(i) the payee fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor as required, (ii) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect, (iii) the IRS has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee's return or has failed to file the appropriate return and the IRS has assessed a deficiency with respect to such underreporting, or (iv) the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding. In addition, backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

      U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States Federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

      Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. For example, on October 7, 1997, the Treasury Department issued new regulations (the "New Regulations") that make certain modifications to the withholding, backup withholding, and information reporting rules. On March 27, 1998, the Treasury Department and the IRS released notice 98-16, which announced that the effective date of the New Regulations will be extended to apply generally to payments made to foreign persons after December 31, 1999. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

Tax Aspects of the Operating Partnership

      General. Substantially all of the Company's investments are held through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

      Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from the unrealized gain or unrealized loss, respectively, associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Operating Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

      In general, the partners who have contributed partnership interests in the Properties to the Operating Partnership (the "Contributing Partners") will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) that have a Book-Tax Difference, all taxable income attributable to such Book-Tax Difference generally will be allocated to the Contributing Partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "- Annual Distribution Requirements."

      Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including the "traditional method" that may leave some of the Book-Tax Differences unaccounted for, or the election of certain methods which would permit any distortions caused by a Book-Tax Difference at this time to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Properties contributed to the Partnership. As a result of such determination, distributions to stockholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to Properties contributed to the Partnership in the future.

      With respect to any property purchased by the Operating Partnership, such property initially will have a tax basis equal to its fair market value and
Section 704(c) of the Code will not apply.

      Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company, and (c) constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

      If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income normally will be characterized as a capital gain if the Company's interest in the Operating Partnership has been held for longer than one year, subject to reduced tax rates described above (See "- Taxation of U.S. Stockholders -Capital Gain Distributions"). Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

      Sale of the Properties. The Company's share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "- Requirements for Qualification - Income Tests." Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

Tax Consequences of Redemption

      The following discussion summarizes certain Federal income tax considerations that may be relevant to a limited partner who exercises his or her right to require the redemption of his or her Common Units.

      Tax Treatment of Redemption of Common Units. If a limited partner exercises his or her right to require the redemption of Common Units and the Company elects to acquire the Common Units in exchange for Common Shares and/or cash, the acquisition will be treated as a sale of Common Units for Federal income tax purposes. Such sale will be fully taxable to the limited partner. Such limited partner generally will be treated as realizing for tax purposes an amount equal to the sum of either the cash or the fair market value of the Common Stock received and the amount of any Operating Partnership liabilities allocable to the redeemed Common Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

      If the Company does not elect to acquire the Common Units and instead the Operating Partnership redeems the limited partner's Common Units for cash, the tax consequences would be as described in the previous paragraph. However, if the Operating Partnership redeems less than all of a limited partner's Common Units, the limited partner would not recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash plus the amount of any Operating Partnership liabilities allocable to the redeemed Common Units exceeded the limited partner's adjusted basis in all of such limited partner's Common Units immediately before the redemption.

     The methodology used by the Operating Partnership to allocate its liabilities to its partners will likely result in varying amounts of such liabilities being allocated to different partners. Under that methodology, which is based on principles set forth in Treasury Regulations, it is possible that partners who hold an identical number of Common Units are allocated different amounts of liabilities of the Operating Partnership for Federal income tax purposes.

      Tax Treatment of Disposition of Common Units by Limited Partner Generally. If a Common Unit is redeemed or a limited partner otherwise disposes of a Common Unit, the determination of gain or loss from the redemption or other disposition will be based on the difference between the amount realized for tax purposes and the tax basis in such Common Unit. See "- Basis of Common Units" below. Upon the sale of a Common Unit, the "amount realized" will be the sum of the cash or fair market value of

Common Stock or other property received plus the reduction in the amount of any Operating Partnership liabilities allocable to the Common Unit holder. To the extent that the amount of cash or property received plus the reduction in the allocable share of any Operating Partnership liabilities exceeds the limited partner's basis in his or her interest in the Operating Partnership, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash or the value of Common Stock received upon such disposition.

      Except as described below, any gain recognized upon a sale or other disposition of Common Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent that the amount realized upon the sale or other disposition of a Common Unit attributable to a limited partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, however, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Common Unit.

      Basis of Common Units. In general, a limited partner who was deemed to have received his or her Common Units upon liquidation of a partnership had an initial tax basis in the Common Units ("Initial Basis") equal to his or her basis in the partnership interest at the time of such liquidation. Similarly, in general, a limited partner who contributed a partnership interest in exchange for his or her Common Units had an Initial Basis in the Common Units equal to his or her basis in the contributed partnership interest. A limited partner's Initial Basis in his or her Common Units generally is increased by (i) such limited partner's share of Operating Partnership taxable and tax-exempt income and (ii) increases in such partner's share of the liabilities of the Operating Partnership (including any increase in his or her share of liabilities occurring in connection with the transaction in which he or she received Common Units). Generally, such partner's basis in his or her Common Units is decreased (but not below zero) by (a) his or her share of Operating Partnership distributions, (b) decreases in his or her share of liabilities of the Operating Partnership (including any decrease in his or her share of liabilities of the Operating Partnership occurring in connection with the transaction in which he or she received Common Units), (c) his or her share of losses of the Operating Partnership, and (d) his or her share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital account.

      Potential Application of the Disguised Sale Regulations to a Redemption of Common Units. There is a risk that a redemption of Common Units, which were issued in a transaction where a limited partner received Common Units, may cause the original transfer of property to the Operating Partnership in exchange for Common Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that a partner's contribution of property to a partnership and the partnership's simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) to the partner, which would not have been made but for the transfer of property, will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership unless one of the prescribed exceptions is applicable. Further, the Disguised Sale Regulations generally provide that, if a partner's transfer of property to the partnership is within two years of the partnership's transfer of money or other consideration to a partner, the transfers are presumed to be a sale of the property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if the transfers are made more than two years apart, the transfers are presumed not to be a sale unless the facts and circumstances clearly establish that the transfers do constitute a sale.

      Accordingly, if a Common Unit is redeemed, the IRS could contend that the Disguised Sale Regulations apply because the limited partner will receive consideration subsequent to his or her previous contribution of property to the Operating Partnership. In that event, the IRS could contend that any of the transactions where limited partners received Common Units that may be redeemed for shares of Common Stock that may in turn be sold are taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized as a result of the disguised sale treatment may be eligible for installment reporting under
Section 453 of the Code, subject to certain limitations.

Other Tax Considerations

      A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Operating Partnership through distributions on stock of Highwoods Services held by the Operating Partnership. Highwoods Services will not qualify as a REIT and will pay Federal, state, and local income taxes on its taxable income at normal corporate rates. Any Federal, state, or local income taxes that Highwoods Services is required to pay will reduce the cash available for distribution by the Company to its stockholders.

      As described above, the value of the securities of Highwoods Services held by the Company cannot exceed 5% of the value of the Company's assets at a time when a Common Unit holder in the Operating Partnership exercises his or her redemption right (or the Company otherwise is considered to acquire additional securities of Highwoods Services). See "- Federal Income Taxation of the Company." This limitation may restrict the ability of Highwoods Services to increase the size of its business unless the value of the assets of the Company is increasing at a commensurate rate.

State and Local Tax

      The Company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property, or reside. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

Proposed Legislation

      Under current law, the Company cannot own more than 10% of the outstanding voting securities (other than those securities includible in the 75% asset test) of any one issuer and qualify for taxation as a REIT. See " - Requirements for Qualification - Asset Tests." For example, the Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of Highwoods Services, and by virtue of its ownership of Common Units, the Company is considered to own its pro rata share of such stock. Neither the Company nor the Operating Partnership, however, own more than 1% of the voting securities of Highwoods Services and the 10% test is satisfied.

      The Company conducts its third-party fee-based services (i.e., leasing, property management, real estate development, construction and other miscellaneous services) through Highwoods Services. The President's Budget Proposal for Fiscal Year 1999 ("Budget Proposal") includes a provision to restrict these types of activities conducted by REITs under current law by expanding the ownership limitation from no more than 10% of the voting securities of an issuer to no more than 10% of the vote or value of all classes of the issuer's stock. The Company, therefore, could not own stock (either directly or indirectly through the Operating Partnership) possessing more than 10% of the vote or value of all classes of any issuer's stock.

      The Budget Proposal would be effective only with respect to stock directly or indirectly acquired by the Company on or after the date of first committee action. To the extent that the Company's stock ownership in Highwoods Services is grandfathered by virtue of this effective date, that grandfathered status will terminate if Highwoods Services engages in a trade or business that it is not engaged in on the date of first committee action or acquires substantial new assets on or after that date. Such restriction, if enacted, would adversely affect the ability to expand the business of Highwoods Services. The Budget Proposal, however, will not become effective until legislation is duly passed by Congress and signed by the President. Consequently, it is not possible to determine at this time all the ramifications that would result from legislation based on the Budget Proposal.

                             SELLING SECURITYHOLDERS

      This Prospectus relates, in part, to the resale of 10,506,097 shares of Common Stock and warrants to purchase 1,479,290 shares of Common Stock (collectively, the "Resale Securities") by the Selling Securityholders named herein (the "Selling Securityholders"). The Resale Securities comprise:

      o  973,738 shares of Common Stock,

      o  8,249,206 shares underlying Common Units,

      o  1,256,125 shares underlying outstanding warrants,

      o 27,028 shares of Common Stock that may be issued pursuant to certain earn-out provisions, and

      o the Resale Warrants, which are exercisable for a total of 1,479,290 shares of Common Stock.

      The Resale Securities may be offered from time to time by the Selling Securityholders. The following table provides the name of each Selling Securityholder and the number of shares of Common Stock beneficially owned and offered hereby and the number of shares of Common Stock underlying the Resale Warrants offered hereby by each Selling Securityholder. The number of shares of beneficially owned Common Stock provided in the following table includes the number of shares that may be acquired by each Selling Securityholder upon (i) redemption of Common Units, (ii) exercise of warrants (including the Resale Warrants), whether or not currently exercisable, and (iii) exercise of outstanding stock options that are currently exercisable. Because the Selling Securityholders may offer all or some of the Resale Securities, no estimate can be given as to the amount of shares that will be held by the Selling Securityholders after completion of the offering.


                                                                Number of
                                  Number of      Number of      Shares
                                  Shares         Shares         Underlying
Name of                           Beneficially   Offered        Resale
Selling Securityholder (1)        Owned(2)       Hereby (2)     Warrants
--------------------------        --------       ----------    -----------
8-H Partnership                   20,833         20,833         0

1985 Trust F/B/O Clate            2,936          2,936          0
Joseph Korsant L.B.M.
Family Limited
Partnership

1985 Trust F/B/O                  2,936          2,936          0
Justin Frederick
Korsant

4501 Alexander
Associates (3)                    144,392        8,155          0

Alfus Family Limited
Partnership                       47,661         47,661         0

Gene Anderson (4)                 618,579(5)     250,000        0

Ariel Associates,
L.L.C.                            32,424         7,583          0

Arthur S. DeMoss
Foundation                        92,046         92,046         0

ASP Partners (3)                  5,941          5,941          0

The Audri May Tendler
Trust                             2,929          2,929          0

Bennie Auerbach                   32,486         32,486         0

Hyman Auerbach                    46,759         46,759         0

Leon Auerbach                     32,828         32,828         0

James W. Ayers                    280,04         280,044        0

                                                                Number of
                                  Number of      Number of      Shares
                                  Shares         Shares         Underlying
Name of                           Beneficially   Offered        Resale
Selling Securityholder (1)        Owned(2)       Hereby (2)     Warrants
--------------------------        --------       ----------     -----------
James Babb III                    1,289          1,289          0

Gary T. Baker                     172,682        172,682        0

Linda Barry                       31,971         31,971         0

Bennett Family
Revocable Trust                   2,092          2,092          0

Geoffrey Beer                     817            817            0

Karen Blakely                     10,000(6)      0              10,000

Geoffrey Boisi                    2,623          2,623          0

Brainard Holdings,
Inc.                              16,378         16,378         0

Burden Direct
Investment Fund I                 46,255         46,255         0

CMS Oakbrook Summit, L.P.         104            104            0

CMS Operating Real
Estate Properties II, L.P.        20,728         20,728         0

P. Michael Caruso                 11,507         11,507         0

Max C. Chapman                    14,634         14,634         0

Charpat Properties                82,936         82,936         0

Charter Properties, Inc.          24,556         24,556         0

The Condon Family Trust           763,750        763,750        0

Cypress Westshore, Inc.           83,947         83,947         0

Mary L. Demetree                  25,309         25,309         0

Allen C. de Olazarra              835,249(7)     347,084(8)     488,165

Jeff Dishner                      815            815            0

John W. Eakin (4) (9)             328,504 (10)   322,391(10)    0

J. Roger Edwards, Jr.             11,704         11,704         0

Jonathan Eilian                   13,664         13,664         0

Steuart A. Evans                  14,902         14,902         0

William G. Evans                  32,308 (11)    1,539 (11)     0

Mike Fann                         29,851         29,851         0

                                                                Number of
                                  Number of      Number of      Shares
                                  Shares         Shares         Underlying
Name of                           Beneficially   Offered        Resale
Selling Securityholder (1)        Owned(2)       Hereby (2)     Warrants
--------------------------        --------       ----------     -----------
Terry Jay Feldman                 2,308          2,308          0

James K. Flannery, Jr.            30,000 (12)    30,000 (12)    0

Edward J. Fritsch (9)(13)         72,329 (14)    33,529 (14)    0

James R. Gates                    835            835            0

Gene Anderson Family
Partnership, L.P. (15)            359,779        359,779        0

Jeffery L. Gibbs                  3,505          3,505          0

GT Investment
Corporation                       11,438         11,438         0

Ronald P. Gibson (4)(9)           192,248 (16)   140,124 (16)   0

Norman Goldbach                   8,777          8,777          0

Jay and Patricia
Goldberg                          1,255          1,255          0

Robert Goldman                    202,112        202,112

Steve Goldman                     2,104          2,104          0

Eugene Gorab                      8,446          8,446          0

David L. Gordon                   1,046          1,046          0

Madison Grose                     16,541         16,541         0

Sidney J. Gunst                   13,054         13,054         0

Edward W. and Kathleen
Hayes                             1,535          1,535          0

James R. Heistand (4)(9)          1,512,946 (17) 1,491,710 (17) 852,575

Henry K. Solomon RKS Trust        4,850          4,850          0

Thomas A. Hunter III              4,965          4,965          0

Ted B. Jacobson                   7,703          7,703          0

The James R. Gates
Charitable Remainder
Trust I                           10,381         10,381         0

Jerome Janger                     198,062        198,062        0

Linda Janger                      4,394          4,394          0

Jewish Communal Fund              11,391         11,391         0

Dale Johannes (9)                 203,222 (18)   203,222 (18)   103,550

                                                                Number of
                                  Number of      Number of      Shares
                                  Shares         Shares         Underlying
Name of                           Beneficially   Offered        Resale
Selling Securityholder (1)        Owned(2)       Hereby (2)     Warrants
--------------------------        --------       ----------     -----------
Neal S. Johnston                  5,385          5,385          0

Crawley F. Joyner                 13,053         13,053         0

Parke D. Joyner                   13,053         13,053         0

Susan Kellett                     30,220         1,485          0

Kennington Ltd., Inc.             503,948        503,948        0

James A. Kleeman                  163            163            0

Merrick Kleeman                   8,863          8,863          0

Kollman Properties
Corp.                             119,716        119,716        0

Lowell D. Kraff                   238            238            0

John Kukral                       24,016         24,016         0

L.B.M. Family Limited
Partnership                       40,683         40,683         0

LPK Investments, L.L.C.           32,424         7,583          0

Lambster Partners                 2,317          2,317          0

Alice Victoria M. Langley         27,122         27,122         0

Eugene Martin Langley, Jr.        16,196         16,196

Arthur Laub                       9,035          9,035          0

Deborah Laub                      1,046          1,046          0

Marmour Living Trust              26,820         26,820         0

Mary Sue McCarthy                 10,000 (12)    10,000 (12)    0

Michael J. McCarthy               40,000 (12)    40,000 (12)    0

Stephen D. McCarthy               10,000 (12)    10,000 (12)    0

William J. McCarthy               10,000 (12)    10,000 (12)    0

Meyer Capital, L.P.               47,661         47,661         0

Montrose Corp.                    146,649        146,649        0

Charles E. Mueller                311            311            0

Michael Mueller                   1,142          1,142          0

Nashville Community
Foundation, Inc.                  4,000          4,000          0

                                                                Number of
                                  Number of      Number of      Shares
                                  Shares         Shares         Underlying
Name of                           Beneficially   Offered        Resale
Selling Securityholder (1)        Owned(2)       Hereby (2)     Warrants
--------------------------        --------       ----------     -----------
Jack Nash                         12,019         12,019         0

Newman Enterprises                12,366         12,366         0

The Nussbaum Family Trust         856            856            0

Dennis L. Olive                   4,122          4,122          0

L. Glenn Orr (19)                 10,000 (20)    250 (21)       0

Patewood Associates
Limited Partnership               18,982         18,982         0

Paul S. Bennett Family Trust      1,712          1,712          0

Peter Family Revocable Trust      5,897          5,897          0

Alan Petroff                      5,358          5,358          0

Graydon O. Pleasants              36,400         36,400         0

W. Brian Reames (9)               177,838 (22)   183,244 (22)   0

John E. Reece (9)                 83,501 (23)    71,251 (23)    0

Michael Rubel                     10,265         10,265         0

SECC Partners                     75,881         5,941          0

SJ Company (24)                   23,466         23,466         0

William E. Salter                 10,724         10,724         0

Chris B. Schoen                   31,971         31,971         0

Alan Schwartz                     4,254          4,254          0

Gerry E. Shannon                  2,061          2,061          0

Jerome Silvey                     1,538          1,538          0

E. Samuel Simpson                 2,635          2,635          0

Judy Sirody                       856            856            0

O. Temple Sloan, Jr. (9)(24)      513,599 (25)   342,893 (25)   0

David Smith                       52,720         1,485          0

Margaret Smith                    52,720         1,485          0

Mark C. Smith                     39,522         39,522         0

                                                                Number of
                                  Number of      Number of      Shares
                                  Shares         Shares         Underlying
Name of                           Beneficially   Offered        Resale
Selling Securityholder (1)        Owned(2)       Hereby (2)     Warrants
--------------------------        --------       ----------     -----------
Robert E. Smith                   143,445        1,485          0

Thomas S. Smith (26)              266,580 (27)   16,216 (27)    0

Stanley and Audri
Tendler Family Trust              7,811          7,811          0

Star Investors, GP                62,307         62,307         0

Starwood Capital Group I, L.P.    2,900          2,900          0

Starwood Capital Group, L.L.C.    69,231         69,231         0

Starwood Office
Investors I, Inc.                 4,015          4,015          0

Starwood Opportunity
Fund IV, L.P.                     1,055,711      1,055,711      0

Henry F. Stern                    16,316         16,316         0

Barry Sternlicht                  132,256        132,256        0

Stony Point Limited
Partnership II                    104,228        104,228        0

Jay Sugarman                      3,548          3,548          0

Theresa Goldbach
Testamentary Trust                258            258            0

Stephen F. Thornton               10,677         10,677         0

Stephen Timko (3)(9)(19)          208,368 (28)   160,697        0

Triad Properties Holdings -
Georgia, L.L.C.                   145,258        145,258        0

Trust FBO Grant L.
Wilson Dated Aug. 2, 1976         32,894         1,456          0

Trust FBO Grant L.
Wilson Dated Dec. 17, 1984        61,850         1,213          0

Trust FBO Kirsten
Wilson Dated Aug. 2, 1976         32,893         1,456          0

Trust FBO Kirsten
Wilson Dated Dec. 17, 1984        61,851         1,213          0

Trust FBO Sara Wilson
Dated Oct. 13, 1976               32,893         1,456          0

Trust FBO Sara Wilson
Dated Dec. 17, 1984               61,850         1,213          0

John L. Turner (4)(9)             470,341 (29)   434,541 (29)   0

                                                                Number of
                                  Number of      Number of      Shares
                                  Shares         Shares         Underlying
Name of                           Beneficially   Offered        Resale
Selling Securityholder (1)        Owned(2)       Hereby (2)     Warrants
--------------------------        --------       ----------     -----------
Robert Turner                     10,000 (6)     0              10,000

Harrison A. Underwood III         2,635          2,635          0

Mark Walsh                        15,000 (6)     0              15,000

Glenn Weathers                    5,344          5,344          0

Kenneth M. Weiss                  223            223            0

Wendy's of North Alabama, Inc.    21,161         21,161         0

The Westminster
Presbyterian Church               1,000          1,000          0

Roderick T. White                 124,540        124,540        0

William A. White, Jr.             9,805          9,805          0

Robert A. Wilkins                 10,000 (12)    10,000 (12)    0

William T. Wilson III (5)(9)      424,754 (30)   293,204 (30)   0

Ziff Investors Partnership,
L.P. II                           230,954        230,954        0
                                                 ----------     ---------
         TOTAL                                   10,506,097     1,479,290
                                                 ==========     =========

--------------------------------------------------------------------------------

(1) A "Selling Securityholder" shall also include any person or entity that receives Resale Securities (or Common Units or warrants redeemable or exercisable for Resale Securities) as a result of (i) their pro rata distribution by an entity to its equity holders, (ii) a gift, or (iii) a pledge. Any Selling Securityholder who is not specifically named in the foregoing table will be named in a supplement to the Prospectus if such a supplement is required by the rules and regulations of the Securities and Exchange Commission at the time such Selling Securityholder offers any Resale Securities.
(2) Unless otherwise noted, number shown represents shares issuable upon redemption of Common Units.
(3) Stephen Timko, a general partner of ASP Partners and 4501 Alexander Associates, is a director of the Company.
(4)   Director and executive officer.
(5) Includes the 359,779 shares issuable upon redemption of the Common Units held by Gene Anderson Family Partnership, L.P., a Selling Securityholder listed below, 2,500 shares of Common Stock and 6,300 shares issuable upon exercise of currently exercisable options.
(6)   Represents shares issuable upon exercise of Resale Warrants.
(7) Includes 28,769 shares of outstanding Common Stock and 488,165 shares issuable upon exercise of Resale Warrants.

(8)   Includes 28,769 shares of outstanding Common Stock.
(9) The resale of the Selling Securityholder's Issuance Shares are being registered hereby should such Selling Stockholder be deemed to be an affiliate of the Company or otherwise an underwriter of such shares.
(10) Includes 201,579 shares of outstanding Common Stock, 60,000 shares issuable upon exercise of warrants and 16,925 shares issuable upon exercise of currently exercisable options. The number of shares offered also includes 10,812 shares issuable pursuant to earn-out arrangements.
(11)  Includes 1,539 shares of outstanding Common Stock.
(12) Number of shares shown represents shares that may be issued upon exercise of outstanding warrants.
(13)  Executive officer.
(14) Includes 23,385 shares of outstanding Common Stock. The number of shares beneficially owned also includes 38,800 shares issuable upon exercise of currently exercisable stock options.
(15) Gene Anderson is the general partner of Gene Anderson Family Partnership, L.P.
(16) Includes 69,076 shares of outstanding Common Stock. The number of shares beneficially owned also includes 51,300 shares issuable upon exercise of currently exercisable options. Number of shares offered hereby includes only 68,252 shares of outstanding Common Stock.
(17) Includes 74,005 shares of outstanding Common Stock and 852,575 shares issuable upon exercise of Resale Warrants. Number of shared offered hereby includes only 52,769 shares of outstanding Common Stock.
(18) Includes 9,231 shares of outstanding Common Stock and 103,550 shares issuable upon the exercise of Resale Warrants.
(19)  Director.
(20) Includes 9,000 shares issuable upon exercise of currently exercisable options and 250 shares of Common Stock.
(21)  Represents shares of outstanding Common Stock.
(22) Includes 107,838 shares of Common Stock and 30,000 shares issuable upon exercise of outstanding warrants. The number of shares offered also includes 5,406 shares issuable pursuant to earn-out arrangements.
(23) Includes 1,000 shares of outstanding Common Stock and 30,000 shares issuable upon exercise of outstanding warrants. The number of shares beneficially owned also includes 11,250 shares issuable upon exercise of currently exercisable options.
(24) O. Temple Sloan, Jr., a general partner of SJ Company, is a director of the Company.
(25) Includes 104,924 shares of outstanding Common Stock. Number of shares beneficially owned includes 23,466 shares issuable upon redemption of Common Units held by SJ Company, a Selling Securityholder, and 147,040 shares issuable upon exercise of currently exercisable options. Number of shares offered hereby includes only 104,724 shares of outstanding Common Stock.
(26)  Thomas S. Smith is a former director and officer of the Company.
(27) The number of shares beneficially owned includes 60,000 shares issuable upon exercise of outstanding warrants and 206,580 shares of outstanding Common Stock. The number of shares offered represents shares issued or issuable pursuant to earn-out arrangements.

(28) Includes 33,210 shares issuable upon redemption of Common Units held by 4501 Alexander Associates, of which Mr. Timko is a general partner, 3,089 shares issuable upon redemption of Common Units held by ASP Partners, of which Mr. Timko is a general partner, and 11,372 shares issuable upon exercise of currently exercisable options.
(29) Includes 7,000 shares of outstanding Common Stock and 35,000 issuable upon exercise of warrants. The number of shares beneficially owned also includes 28,800 shares issuable upon exercise of currently exercisable options. None of the shares offered hereby include outstanding shares of Common Stock.
(30) Includes 7,800 shares of outstanding Common Stock and 35,000 shares issuable upon exercise of warrants. The number of shares beneficially owned also includes 123,750 shares issuable upon exercise of currently exercisable options. None of the shares offered hereby include outstanding shares of Common Stock.

                              PLAN OF DISTRIBUTION

      This Prospectus relates to the issuance of 4,611,351 shares of Common Stock by the Company and the resale of the Resale Securities by the Selling Securityholders.

      With respect to the Issuance Shares, 150,000 shares will be issued upon exercise of certain outstanding warrants at a price of $28.00 per share. The remaining 4,461,351 Issuance Shares are offered for an equal number of Common Units in Highwoods Realty Limited Partnership, which is the operating partnership through which the Company conducts substantially all of its business. The holders of Common Units generally have the right to redeem them for the market value of an equal number of shares of Common Stock. At the time the Common Units are presented for redemption, the Company has an option to purchase such Common Units for an equal number of shares of Common Stock or the cash value thereof.

      The Company is registering the Resale Securities on behalf of the Selling Securityholders. As used herein, "Selling Securityholders" includes any person or entity that receives Resale Securities (or Common Units or warrants redeemable or exercisable for Resale Securities) as a result of (i) their pro rata distribution by an entity to its equity holders, (ii) a gift, or (iii) a pledge. All costs, expenses and fees (estimated to be $260,000) in connection with the registration of the Resale Securities and Issuance Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Resale Securities will be borne by the Selling Securityholders. Sales of Resale Securities may be effected by Selling Securityholders from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Resale Securities, through short sales of Resale Securities, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Securityholders have not advised the Company that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, or that there is an underwriter or coordinating broker acting in connection with the proposed sale of Resale Securities by the Selling Securityholders.

      The Selling Securityholders may effect such transactions by selling Resale Securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of Resale Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The Selling Securityholders and any broker-dealers that act in connection with the sale of Resale Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Resale Securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Securityholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Resale Securities against certain liabilities, including liabilities arising under the Securities Act.

      Because the Selling Securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Securityholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. The Company has informed the Selling Securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

      The Selling Securityholders also may resell all or a portion of the Resale Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

                                     EXPERTS

      The consolidated financial statements and schedule of Highwoods Properties, Inc., incorporated herein by reference from the Company's annual report (Form 10-K) for the year ended December 31, 1997 (as amended on Form 10-K/A filed on April 29, 1998 and May 19, 1998), the statement of revenues and certain expenses of Garcia Properties for the year ended December 31, 1997 incorporated herein by reference from the Company's current report on Form 8-K dated February 4, 1998, the statements of revenues and certain expenses of Shelton Properties, Riparius Properties and Winners Circle for the year ended December 31, 1996 incorporated herein by reference from the Company's current report on Form 8-K dated November 17, 1997, and the financial statements with respect to Anderson Properties, Inc. and the financial statements with respect to Century Center Group incorporated herein by reference from the Company's current report on Form 8-K dated January 9, 1997 (as amended on Forms 8-K/A filed on February 7, 1997, March 10, 1997 and April 28, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

      The combined statement of revenue and certain operating expenses of the Associated Capital Properties Portfolio for the year ended December 31, 1996, and the combined statement of revenue and certain operating expenses of the 1997 Pending Acquisitions for the year ended December 31, 1996, incorporated by reference herein from the Company's current reports on Form 8-K dated August 27, 1997 (as amended on Form 8-K/A filed September 23, 1997) and dated October 1, 1997, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of J.C. Nichols Company and subsidiaries as of December 31, 1997 and each of the years in the three-year period then ended, incorporated by reference herein from the Company's current report on Form 8-K dated July 3, 1998 (as amended on Form 8-K/A filed September 28, 1998 and Form 8-K/A filed September 30, 1998) have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

      Certain legal matters have been passed upon for the Company by Alston & Bird LLP, Raleigh, North Carolina. In addition, Alston & Bird LLP has rendered its opinion with respect to certain Federal income tax matters relating to the Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimates of the various expenses to be paid by Highwoods Properties, Inc. (the "Company") in connection with the registration of the offering of the Issuance Shares and Resale Securities.

Securities and Exchange Commission Registration Fee................ 125,225
Fees and Expenses of Counsel.......................................  75,000
Miscellaneous .....................................................  49,775

      TOTAL........................................................$250,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's officers and directors are and will be indemnified against certain liabilities in accordance with the MGCL, the Articles of Incorporation and bylaws of the Company and the Operating Partnership Agreement. The Articles of Incorporation require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the MGCL. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      The Operating Partnership Agreement also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Company's Articles of Incorporation.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.    EXHIBITS

Exhibit No. Description
----------- -----------

2.1   (1)   Master Agreement of Merger and Acquisition by and among the Company, the Operating Partnership, Eakin & Smith, Inc. and the partnerships and limited liability companies listed therein dated April 1, 1996
2.2   (2)   Stock Purchase Agreement among AP CRTI Holdings, L.P., AEW Partners,
            L.P., Thomas J. Crocker, Barbara F. Crocker, Richard S. Ackerman and
            Robert E. Onisko and the Company and Cedar Acquisition Corporation,
            dated April 29, 1996
2.3   (2)   Agreement and Plan of Merger by and among the Company, Crocker
            Realty Trust, Inc. and Cedar Acquisition Corporation, dated as of
            April 29, 1996
2.4   (3)   Contribution and Exchange Agreement by and among Century Center group, the Operating Partnership and the Company, dated December 31,
            1996

2.5   (3)   Master Agreement of Merger and Acquisition by and among the Company, the Operating Partnership, Anderson Properties, Inc., Gene Anderson,
            and the partnerships and limited liability companies listed therein, dated January 31, 1997
2.6   (4)   Amended and Master Agreement of Merger and Acquisition dated January
            9, 1995 by and among Highwoods Realty Limited Partnership, Forsyth
            Partners Holdings, Inc., Forsyth Partners Brokerage, Inc., John L.
            Turner, William T. Wilson III, John E. Reece II, H. Jack Leister and
            the partnerships and corporations listed therein
2.7   (5)   Master Agreement of Merger and Acquisition by and among the Company, the Operating Partnership, Associated Capital Properties, Inc. and
            its shareholders dated August 27, 1997
2.8   (6)   Agreement and Plan of Merger by and among the Company, Jackson
            Acquisition Corp. and J.C. Nichols Company dated December 22, 1997
2.9   (7)   Amendment No. 1 to Agreement and Plan of Merger by and among the
            Company, Jackson Acquisition Corp. and J.C. Nichols Company dated
            April 23, 1998
4.1   (8)   Amended and Restated Articles of Incorporation of the Company
4.2   (9)   Rights Agreement, dated as of October 6, 1997, between the Company and First Union National Bank
4.3   (6)   Purchase Agreement between the Company, UBS Limited and Union
            Bank of Switzerland, London Branch, dated as of August 28, 1997
4.4   (6)   Forward Stock Purchase Agreement between the Company and Union
            Bank of Switzerland, London Branch, dated as of August 28, 1997
4.5         Form of Letter Agreement between the Company and UBS AG, London
            Branch, dated as of August 28, 1998, and Waiver in respect thereof
4.6   (10)  Form of certificate representing shares of Common Stock
4.7         Form of Resale Warrant
5           Opinion of Alston & Bird LLP re legality
8           Opinion of Alston & Bird LLP re tax matters
23.1        Consent of Alston & Bird LLP (included as part of Exhibits 5 and 8)
23.2        Consent of Ernst & Young LLP
23.3        Consent of PricewaterhouseCoopers LLP
23.4        Consent of KPMG Peat Marwick LLP
24*         Power of Attorney (included on the signature page hereof)
-----------------
* Previously filed.

(1) Filed as part of the Company's Current Report on Form 8-K dated April 1, 1996 and incorporated herein by reference.
(2) Filed as part of the Company's Current Report on Form 8-K dated April 29, 1996 and incorporated herein by reference.
(3) Filed as part of the Company's Current Report on Form 8-K dated January 9, 1997 and incorporated herein by reference.
(4) Filed as part of Registration Statement No. 33-88364 with the Securities and Exchange Commission and incorporated herein by reference.
(5) Filed as part of the Company's Current Report on Form 8-K dated August 27, 1997 and incorporated herein by reference.
(6) Filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.
(7) Filed as part of Registration Statement No. 333-51671 with the Securities and Exchange Commission and incorporated herein by reference.
(8) Filed as part of the Company's Current Report on Form 8-K dated September 25, 1997 and amended by Articles Supplementary filed as part of the Company's Current Report on Form 8-K dated October 4, 1997 and Articles Supplementary filed as part of the Company's Current Report on Form 8-K dated April 20, 1998, each of which is incorporated herein by reference.
(9) Filed as part of the Company's Current Report on Form 8-K dated October 4, 1997 and incorporated herein by reference.

(10) Filed as part of Registration Statement No. 33-76952 with the Securities and Exchange Commission and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      Provided, however, that the undertakings set forth in paragraphs (a)(1)
      (i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement 333-61913, Post-Effective Amendment No. 2 to Registration Statement No. 33-93572 and Post-Effective Amendment No. 1 to Registration Statement Nos. 333-08985, 333-13519, 333-24165 and 333-43745 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on October 30, 1998.


                                  HIGHWOODS PROPERTIES, INC.

                                  By:  /s/ Carman J. Liuzzo
                                       ---------------------------------------
                                       Carman J. Liuzzo
                                       Vice President, Chief Financial Officer
                                       and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement 333-61913, Post-Effective Amendment No. 2 to Registration Statement No. 33-93572 and Post-Effective Amendment No. 1 to Registration Statement Nos. 333-08985, 333-13519, 333-24165 and 333-43745 has
been signed by the following persons in the capacities and on the date indicated:

           Name                             Title                      Date

/s/ O. Temple Sloan, Jr.*    Chairman of the Board of Directors    October 30, 1998
--------------------------
    O. Temple Sloan, Jr.


/s/ Ronald P. Gibson*        President, Chief Executive Officer    October 30, 1998
--------------------------   and Director
    Ronald P. Gibson


/s/ John L. Turner*          Chief Investment Officer and Vice     October 30, 1998
--------------------------   Chairman of the Board of Directors
    John L. Turner

/s/ Gene H. Anderson*        Senior Vice President                 October 30, 1988
--------------------------
     Gene H. Anderson


/s/ John W. Eakin*           Senior Vice President                 October 30, 1988
-------------------------
    John W. Eakin


/s/ James R. Heistand*       Senior Vice President                 October 30, 1988
-------------------------
    James R. Heistand

/s/ Thomas W. Adler*         Director                              October 30, 1988
-------------------------
    Thomas W. Adler

                                      II-5

/s/ Kay Nichols Callison     Director                              October 30, 1988
-------------------------
    Kay Nichols Callison

/s/ William E. Graham, Jr.*  Director                              October 30, 1988
-------------------------
    William E. Graham, Jr.

/s/ L. Glenn Orr, Jr.*       Director                              October 30, 1988
-------------------------
    L. Glenn Orr, Jr.

/s/ Willard H. Smith, Jr.*   Director                              October 30, 1988
-------------------------
    Willard H. Smith, Jr.

/s/ Stephen Timko*           Director                              October 30, 1988
-------------------------
    Stephen Timko

/s/ William T. Wilson, III*  Director                              October 30, 1988
-------------------------
    William T. Wilson, III

/s/ Carman J. Liuzzo         Vice President, Chief Financial       October 30, 1988
-------------------------    Officer (Principal Financial Officer
    Carman J. Liuzzo         and Principal Accounting Officer)
                             and Treasurer

* By:  /s/Carman J. Liuzzo
      ----------------------------------
      Carman J. Liuzzo (Attorney-In-Fact)

                                  EXHIBIT INDEX

Exhibit No. Description
----------- -----------

2.1   (1)   Master Agreement of Merger and Acquisition by and among the Company, the Operating Partnership, Eakin & Smith, Inc. and the partnerships and limited liability companies listed therein dated April 1, 1996
2.2   (2)   Stock Purchase Agreement among AP CRTI Holdings, L.P., AEW Partners,
            L.P., Thomas J. Crocker, Barbara F. Crocker, Richard S. Ackerman and
            Robert E. Onisko and the Company and Cedar Acquisition Corporation,
            dated April 29, 1996
2.3   (2)   Agreement and Plan of Merger by and among the Company, Crocker
            Realty Trust, Inc. and Cedar Acquisition Corporation, dated as of
            April 29, 1996
2.4   (3)   Contribution and Exchange Agreement by and among Century Center group, the Operating Partnership and the Company, dated December 31,
            1996
2.5   (3)   Master Agreement of Merger and Acquisition by and among the Company, the Operating Partnership, Anderson Properties, Inc., Gene Anderson,
            and the partnerships and limited liability companies listed therein, dated January 31, 1997
2.6   (4)   Amended and Master Agreement of Merger and Acquisition dated January
            9, 1995 by and among Highwoods Realty Limited Partnership, Forsyth
            Partners Holdings, Inc., Forsyth Partners Brokerage, Inc., John L.
            Turner, William T. Wilson III, John E. Reece II, H. Jack Leister and
            the partnerships and corporations listed therein
2.7   (5)   Master Agreement of Merger and Acquisition by and among the Company, the Operating Partnership, Associated Capital Properties, Inc. and
            its shareholders dated August 27, 1997
2.8   (6)   Agreement and Plan of Merger by and among the Company, Jackson
            Acquisition Corp. and J.C. Nichols Company dated December 22, 1997
2.9   (7)   Amendment No. 1 to Agreement and Plan of Merger by and among the
            Company, Jackson Acquisition Corp. and J.C. Nichols Company dated
            April 23, 1998
4.1   (8)   Amended and Restated Articles of Incorporation of the Company
4.2   (9)   Rights Agreement, dated as of October 6, 1997, between the Company and First Union National Bank
4.3   (6)   Purchase Agreement between the Company, UBS Limited and Union
            Bank of Switzerland, London Branch, dated as of August 28, 1997
4.4   (6)   Forward Stock Purchase Agreement between the Company and Union
            Bank of Switzerland, London Branch, dated as of August 28, 1997
4.5         Form of Letter Agreement between the Company and UBS AG, London
            Branch, dated as of August 28, 1998, and Waiver in respect thereof
4.6   (10)  Form of certificate representing shares of Common Stock
4.7         Form of Resale Warrant
5           Opinion of Alston & Bird LLP re legality
8           Opinion of Alston & Bird LLP re tax matters
23.1        Consent of Alston & Bird LLP (included as part of Exhibits 5 and 8)
23.2        Consent of Ernst & Young LLP
23.3        Consent of PricewaterhouseCoopers LLP
23.4        Consent of KPMG Peat Marwick LLP
24*         Power of Attorney (included on the signature page hereof)
-----------------
* Previously filed.

(1) Filed as part of the Company's Current Report on Form 8-K dated April 1, 1996 and incorporated herein by reference.
(2) Filed as part of the Company's Current Report on Form 8-K dated April 29, 1996 and incorporated herein by reference.
(3) Filed as part of the Company's Current Report on Form 8-K dated January 9, 1997 and incorporated herein by reference.

(4) Filed as part of Registration Statement No. 33-88364 with the Securities and Exchange Commission and incorporated herein by reference.
(5) Filed as part of the Company's Current Report on Form 8-K dated August 27, 1997 and incorporated herein by reference.
(6) Filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.
(7) Filed as part of Registration Statement No. 333-51671 with the Securities and Exchange Commission and incorporated herein by reference.
(8) Filed as part of the Company's Current Report on Form 8-K dated September 25, 1997 and amended by Articles Supplementary filed as part of the Company's Current Report on Form 8-K dated October 4, 1997 and Articles Supplementary filed as part of the Company's Current Report on Form 8-K dated April 20, 1998, each of which is incorporated herein by reference.
(9) Filed as part of the Company's Current Report on Form 8-K dated October 4, 1997 and incorporated herein by reference.
(10) Filed as part of Registration Statement No. 33-76952 with the Securities and Exchange Commission and incorporated herein by reference.